Exhibit 1

Notice & Proxy Circular

Annual General Meeting

January 11, 2018

Shaw)

Shaw)

SHAW COMMUNICATIONS INC.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

AND AVAILABILITY OF MATERIALS

Date:	Thursday, January 11, 2018

Time:	11:00 a.m. (Mountain time)

Location:	Shaw Court 630 3rd Avenue S.W. Calgary, Alberta

Shaw Communications Inc. (“Shaw”) will be holding its annual general meeting (the “Meeting”) at the above-referenced time and location.

Shaw is again using the notice and access model for delivery of materials to its shareholders for the Meeting. This model supports our environmental goals by reducing paper use and reduces the cost of printing and mailing.

Under notice and access, holders of Class A Participating Shares (“Class A Shares”) receive a proxy or voting instruction form enabling them to vote at the Meeting; however, instead of a paper copy of the management proxy circular (“Circular”), they receive this notice with information on how to access the Circular electronically. Holders of Class B Non-Voting Participating Shares (“Class B Non-Voting Shares”) will also receive this notice with information on how to access the Circular electronically.

Business of the Meeting:	Heading in the Circular under “Business of the Meeting” where matter is described
1. Receive Shaw’s consolidated financial statements for the year ended August 31, 2017 and the auditors’ report on those statements	“Consolidated Financial Statements”
2. Elect directors	“Election of Directors”
3. Appoint auditors	“Appointment and Remuneration of Auditors”
4. Transact such other business as may properly come before the Meeting

Voting Shares

Holders of Class A Shares of record at the close of business on November 24, 2017 are the only shareholders entitled to vote at the Meeting. Holders of Class B Non-Voting Shares are entitled to attend and speak at the Meeting, but are not entitled to vote on any matter proposed for consideration at the Meeting.

Voting

Registered Shareholders

A holder of Class A Shares who holds the shares directly in their own name and not through a nominee (such as a bank, securities broker, trustee, trust company or other institution) is a registered shareholder. Registered holders of Class A Shares are asked to return their proxies to AST Trust Company (Canada) using one of the following methods:

Internet:	www.astvotemyproxy.com
Telephone:	1-888-489-5760
Facsimile:	1-866-781-3111 (North America)
416-368-2502 (outside North America)
Email:	proxyvote@astfinancial.com
Mail:	AST Trust Company (Canada), P.O. Box 721, Agincourt, Ontario, M1S 0A1

Notice of Meeting Shaw Communications Inc.	1

In order to be valid and acted upon at the Meeting, completed proxies or votes must be received by AST Trust Company (Canada) by 11:00 a.m. (Mountain Time) on Tuesday, January 9, 2018 or, in the case of any adjournment or postponement of the Meeting, at least 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of the adjourned or postponed Meeting. A person appointed as a proxyholder need not be a shareholder. See the Circular for further instructions.

Non-Registered Shareholders

A holder of Class A Shares who holds the shares through an account in the name of a nominee (such as a bank, securities broker, trustee, trust company or other institution) is a non-registered (or beneficial) shareholder. Non-registered holders of Class A Shares are asked to return their voting instruction form using the following methods at least one business day before the proxy deposit date noted in the voting instruction form.

Internet:	www.proxyvote.com
Telephone:	1-800-474-7493 (English) or 1-800-474-7501 (French)
Mail:	Data Processing Centre, PO Box 2800 Stn Lcd Malton, Mississauga ON L5T 2T7

Right to Attend

Registered and non-registered shareholders are entitled to attend the Meeting. Registered and non-registered shareholders will be required to register for the meeting by identifying themselves at the registration desk. All shareholders should be prepared to present valid photo identification on registration and non-registered shareholders should be prepared to present proof of share ownership.

Websites Where Meeting Materials are Posted

Electronic copies of the proxy-related materials and the 2017 Annual Report may be found and downloaded at http://www.meetingdocuments.com/astca/sjr or at Shaw’s profile at www.sedar.com.

Shareholders are reminded to review the Circular before voting.

Paper Copies of Meeting Materials

Should you wish to receive paper copies of the proxy materials for the Meeting or Shaw’s 2017 Annual Report, or if you have any questions about notice-and access, please contact AST Trust Company (Canada) at 1-888-433-6443 or fulfilment@astfinancial.com.

A request for materials will need to be received prior to December 27, 2017 in order to receive paper copies in advance of the deadline for submission of proxies or voting instruction forms for the Meeting. Materials will be sent within three business days of requests received before the date of the Meeting.

By Order of the Board of Directors,

(signed)	Peter A. Johnson
Executive Vice President, Chief Legal and Regulatory Officer

Calgary, Alberta

November 27, 2017

2	Shaw Communications Inc. Notice of Meeting

SHAW COMMUNICATIONS INC.

PROXY CIRCULAR

The information contained in this proxy circular is provided in connection with the solicitation of proxies by and on behalf of management of Shaw Communications Inc. (“Shaw” or the “Company”) for use at the annual general meeting (the “Meeting”) of shareholders of the Company to be held on January 11, 2018, and any adjournments thereof, as set forth in the attached Notice of Meeting.

The Company uses the notice and access model for delivery of Meeting materials. This model supports our environmental goals by reducing use of paper and the cost of printing and mailing materials for the Meeting.

Registered and non-registered holders of Class A Participating Shares (“Class A Shares”) will receive a proxy or voting instruction form and a copy of the enclosed notice that sets out how to access this proxy circular on-line. Holders of Class B Non-Voting Participating Shares (“Class B Non-Voting Shares”) will also receive a copy of the enclosed notice. A paper copy of this proxy circular by mail can also be requested by contacting the Company’s transfer agent, AST Trust Company (Canada), at 1-888-433-6443 or fulfilment@astfinancial.com.

Meeting materials will be sent to registered shareholders by AST Trust Company (Canada). Meeting materials will be sent to non-registered shareholders by Broadridge Investor Communication Solutions, who acts on behalf of intermediaries to send proxy materials. The Company will pay intermediaries to send Meeting materials and voting instruction forms to objecting non-registered shareholders.

It is expected that solicitation of proxies for the Meeting will primarily be by mail, but may also be made by telephone or other means of telecommunication by directors, officers or employees of the Company. The cost of the solicitation will be borne by the Company.

Unless otherwise noted, the information contained in this proxy circular is given as of November 27, 2017. All amounts are expressed in Canadian dollars.

Proxy Circular Shaw Communications Inc.	3

BUSINESS OF THE MEETING

1.	Consolidated Financial Statements

The Company’s audited consolidated financial statements for the year ended August 31, 2017 and the related management’s discussion and analysis are included in the Company’s 2017 Annual Report which was mailed to those shareholders who have requested a copy. Electronic copies of the 2017 Annual Report may be found and downloaded at http://www.meetingdocuments.com/astca/sjr or at the Company’s profile on www.sedar.com or the Company’s website at www.shaw.ca. A paper copy by mail can also be requested by contacting AST Trust Company (Canada) at 1-888-433-6443 or fulfilment@astfinancial.com.

Other information concerning the Company, including the Company’s Business Conduct Standards and 2017 Annual Information Form may be found and downloaded at the Company’s profile on www.sedar.com or the Company’s website at www.shaw.ca or on request without charge from the Corporate Secretary of the Company, Suite 900, 630 – 3rd Avenue S.W., Calgary, Alberta, Canada, T2P 4L4, Telephone (403) 750-4500. Copies of any documents referred to in the proxy circular as being available on the Company’s website may also be obtained from the Corporate Secretary of the Company.

2.	Election of Directors

The number of directors to be elected to the Board of Directors (the “Board”) of the Company is 16. Directors will hold office until the next annual meeting of shareholders of the Company or until their successors are elected or appointed.

The name of each nominee and his or her municipality of residence, age, year first elected or appointed a director, biography, meeting attendance record, ownership of securities of the Company, as applicable, and other information are set out below.

Management of the Company recommends voting in favour of each nominee listed below.

Under the Company’s majority voting policy, in an uncontested election, a director who does not receive the support of a majority of the votes cast will tender his or her resignation. The Board may refer the matter to the Corporate Governance and Nominating Committee for consideration and recommendation to the Board. The Board will promptly accept the resignation unless there are exceptional circumstances that justify a delay in accepting the resignation or rejection of it. The Board will make a decision within 90 days after the relevant meeting and issue a press release announcing the resignation or explaining why it has not been accepted.

PETER J. BISSONNETTE(7) Calgary, AB, Canada Age: 70 Director Since: 2009 Non-Independent

Peter Bissonnette served as President of the Company from 2001 until his retirement on August 31, 2015. Mr. Bissonnette has over 50 years of experience in the communications sector. He joined the Company in 1989 as Vice President, Operations for the B.C. Lower Mainland and Vancouver Island and held a succession of senior positions during his 25 years with the Company. Mr. Bissonnette has served as a director of Corus Entertainment Inc. since April 2016. He is also a director of Gravity Renewables, Inc., a private company, which is a developer of small hydroelectric power plants in the United States. Mr. Bissonnette has previously served as a director of Cable Television Laboratories, Inc. (CableLabs), a not-for-profit research development consortium dedicated to pursuing new cable telecommunications technologies. Mr. Bissonnette is a graduate in Business Administration from Vancouver Community College, holds an Executive Management Certificate from the University of British Columbia, and is a graduate of the Executive Management Program at Queens University. In 2013, Mr. Bissonnette was appointed Honorary Captain of the Royal Canadian Navy. As a recent senior officer of the Company, Mr. Bissonnette is not considered to be an independent director.

2017 AGM Vote results votes for votes withheld		19,951,538 200
Fiscal 2017 Meeting Attendance(10) Board of Directors		8 of 9 (89%)
Skills: • Senior Executive Leadership • Strategic Planning Leadership • Operations Experience in Internet, Video and/or Voice • Technology

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	DSU(3)	Equity Value(12)(13)
2017	40,000	374,909	Nil	Nil	$11,809,525
2016	40,000	374,909	Nil	Nil

4	Shaw Communications Inc. Proxy Circular

ADRIAN I. BURNS, LLD Ottawa, ON, Canada Age: 71 Director Since: 2001 Independent

Adrian Burns is a member of the Company’s Corporate Governance and Nominating Committee and its Executive Committee. She served as a commissioner of the Canadian Radio-television and Telecommunications Commission (“CRTC”) from 1988 to 1995. Prior to joining the CRTC, Ms. Burns was a member of the Copyright Board of Canada and also held many positions with CFCN-TV in Calgary, including as business editor, anchor, writer and producer. Ms. Burns is currently President and Chief Executive Officer of Western Limited, a private Saskatchewan real estate company, Chair of the Board of Trustees of the National Arts Centre and a board member of several business and community organizations, including Carthy Foundation and the RCMP Heritage Centre. Ms. Burns holds a degree in Art History from the University of British Columbia. In 2017 Ms. Burns was granted an honourary doctorate from Carleton University, Ottawa and in October 2012 she was appointed Honorary Captain of the Royal Canadian Navy.

2017 AGM Vote Results votes for votes withheld		19,951,738 –
Fiscal 2017 Meeting Attendance Board of Directors Corporate Governance & Nominating Committee		9 of 9 (100%) 4 of 4 (100%)
Skills: • Strategic Planning Leadership • Corporate Governance • Human Resources and Executive Compensation • Government and Regulatory
Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	DSU(3)	Equity Value(12)(13)
2017	2,600	6,000	Nil	58,661	$1,907,880
2016	2,600	6,000	50,000	50,505

DR. RICHARD R. GREEN(8)(11) Boulder, CO, USA Age: 80 Director Since: 2010 Independent

Dr. Richard Green is a member of the Company’s Audit Committee. From 1988 to 2008 he was President and CEO of Cable Television Laboratories, Inc. where he oversaw the development of DOCSIS technology, the establishment of common specifications for digital voice and the deployment of interactive television, among other technologies for the cable industry. He was also Senior Vice President at PBS and director of CBS’s Advanced Television Technology Laboratory. Dr. Green is a director and member of the nominating and corporate governance committee of Liberty Global, Inc. (NASDAQ), the largest international cable company with operations in 14 countries, director and member of the audit, compensation and nominating and governance committees of Liberty Broadband Corporation (NASDAQ) and is a Director of Jones/NCTI, a workforce performance solutions company for individuals and broadband companies. He is a member of the Federal Communications Commission’s Technical Advisory Council, a fellow of the Society of Motion Picture and Television Engineers and a professor of Engineering at the University of Denver. Dr. Green holds a Bachelor of Science from the Colorado College, a Masters in physics from the State University of New York in Albany and a PhD from the University of Washington. Dr. Green’s honours include the Charles F. Jenkins Lifetime Achievement Emmy Award in 2012 and Cable Hall of Fame.

2017 AGM Vote Results votes for votes withheld		19,951,538 200
Fiscal 2017 Meeting Attendance Board of Directors Audit Committee		9 of 9 (100%) 4 of 4 (100%)
Skills: • Senior Executive Leadership • Strategic Planning Leadership • Corporate Governance • Technology

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	DSU(3)	Equity Value(12)(13)
2017	Nil	Nil	30,000	62,110	$1,757,713
2016	Nil	Nil	70,000	52,758

Proxy Circular Shaw Communications Inc.	5

DR. LYNDA HAVERSTOCK, C.M., S.O.M. Saskatoon, SK, Canada Age: 69 Director Since: 2007 Independent

Lynda Haverstock is a member of the Company’s Human Resources and Compensation Committee. She has served as advisor to three Presidents of the Saskatchewan Indian Institute of Technologies and was a Trustee of the Government House Foundation and the Mendel Art Gallery / Remai Modern Art Gallery. Dr. Haverstock was Saskatchewan’s 19th Lieutenant Governor from 2000 to 2006. She was leader of the Liberal Party from 1989 to 1995 and sat in the legislature as both a Liberal and independent member until 1999. Most recently, she was the Senior Vice President, Special Projects of RMD Engineering, a Saskatchewan-owned, design, fabrication, installation and maintenance engineering company from 2012 to 2014. Previously, she was the President and Chief Executive Officer of Tourism Saskatchewan for five years. Dr. Haverstock holds undergraduate and graduate degrees in the education of exceptional children and a Ph.D. in clinical psychology. She is a member of the Order of Canada and the Saskatchewan Order of Merit and is a recipient of the Distinguished Canadian Award. She has received honourary doctorate degrees from the University of Regina, Royal Roads University and Queen’s University. Dr. Haverstock was a proud Honorary Colonel of the 2 Canadian Forces Flying Training School.

2017 AGM Vote Results votes for votes withheld		19,948,453 3,285
Fiscal 2017 Meeting Attendance Board of Directors Human Resources & Compensation Committee		9 of 9 (100%) 6 of 6 (100%)
Skills: • Strategic Planning Leadership • Corporate Governance • Human Resources and Executive Compensation • Government and Regulatory

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	DSU(3)	Equity Value(12)(13)
2017	Nil	Nil	Nil	42,830	$1,212,089
2016	Nil	Nil	20,000	35,914

GREGG KEATING Porters Lake, N.S., Canada Age: 54 Director Since: 2007 Independent

Gregg Keating is a member of the Company’s Human Resources and Compensation Committee. Mr. Keating is the Chairman and Chief Executive Officer of Altimax Venture Capital, the privately-held parent company of the Keating Group. Headquartered in Nova Scotia, the Keating Group comprises a diverse portfolio of business interests, including Altimax Network Service Ltd., a satellite direct sales, installation and service business; Altimax Courier, a national transportation courier service; and Landmark Developments, a diverse real estate company. Mr. Keating has over 30 years experience in the cable and satellite sectors, including as Vice President, Operations and later President and Chief Executive Officer of Access Communications, a privately held family business having approximately 85,000 subscribers at the time of its sale to the Company in 1999, and as former director of cable and communications industry associations, including Canadian Cable Television Association, Canadian Cable Small Systems Alliance and Cable Public Affairs Channel (CPAC). Mr. Keating has also been active in numerous not-for-profit organizations and community fund raising efforts. Mr. Keating holds a Bachelor of Arts (honours) from Saint Francis Xavier University.

2017 AGM Vote Results votes for votes withheld		19,948,453 3,285
Fiscal 2017 Meeting Attendance Board of Directors Human Resources & Compensation Committee		9 of 9 (100%) 6 of 6 (100%)
Skills: • Strategic Planning Leadership • Finance and Accounting • Operations Experience in Internet, Video and/or Voice • Technology

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	DSU(3)	Equity Value(12)(13)
2017	2,500	70,182	Nil	62,252	$3,822,857
2016	2,500	70,182	70,000	52,578

6	Shaw Communications Inc. Proxy Circular

MICHAEL W. O’BRIEN(11) Canmore, AB, Canada Age: 72 Director Since: 2003 Independent

Michael O’Brien is the Chair of the Company’s Audit Committee and a member of its Executive Committee. He served as the Company’s Lead Director from 2009 to January 2015. Mr. O’Brien held a number of senior executive management positions during his 27 year tenure with integrated energy company, Suncor Energy Inc. (TSX, NYSE), including various positions with responsibility for planning, business development, refining and marketing, finance, and mining and extraction, retiring as Executive Vice President, Corporate Development and Chief Financial Officer in 2002. Mr. O’Brien has served as a member of the Board of Directors of Suncor since 2002 and is a member of both the audit and the governance committees. Mr. O’Brien holds a Bachelor of Arts from the University of Toronto and an MBA from York University.

2017 AGM Vote Results votes for votes withheld		19,951,538 200
Fiscal 2017 Meeting Attendance Board of Directors Audit Committee – Chair		9 of 9 (100%) 4 of 4 (100%)
Skills: • Senior Executive Leadership • Strategic Planning Leadership • Finance and Accounting • Corporate Governance

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	DSU(3)	Equity Value(12)(13)
2017	10,000	24,250	Nil	63,379	$2,779,801
2016	10,000	21,250	50,000	54,853

PAUL K. PEW Toronto, ON, Canada Age: 53 Director Since: 2008 Lead Director Since 2015 Independent

Paul Pew is the Chair of the Company’s Corporate Governance and Nominating Committee and is a member of the Executive Committee. He was appointed as the Company’s Lead Director on January 14, 2015. Mr. Pew is the Co-Founder and Co-Chief Executive Officer of G3 Capital Corp., a Toronto based alternative asset manager that focuses on public capital markets and, to a lesser extent, private investment opportunities. Mr. Pew was with GMP Securities Ltd., a leading Canadian independent investment dealer, from 1997 to 2007. He joined GMP as Partner and Senior Financial Analyst to establish GMP’s presence in the telecom, cable and media sectors. Throughout Mr. Pew’s years in GMP’s research department he was a top-rated analyst for the sectors he covered. In 2001, Mr. Pew became Head of Research while maintaining his sector coverage responsibilities. At that time he also joined the firm’s Executive Committee and Compensation Committee. In 2004, Mr. Pew became GMP’s Head of Investment Banking for the telecom, cable and media sectors. From 1993 to 1997, Mr. Pew was a Partner and Senior Financial Analyst with DFI Securities which was acquired by Deutsche Morgan Grenfell in 1995. Mr. Pew is a Chartered Accountant and a Chartered Financial Analyst. He received a Bachelor of Arts, majoring in Business Administration, from The University of Western Ontario.

2017 AGM Vote Results votes for votes withheld		19,951,738 –
Fiscal 2017 Meeting Attendance Board of Directors Corporate Governance & Nominating Committee – Chair		9 of 9 (100%) 4 of 4 (100%)
Skills: • Senior Executive Leadership • Strategic Planning Leadership • Finance and Accounting • Risk Evaluation and Management

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	DSU(3)	Equity Value(12)(13)
2017	300	124,747	Nil	95,258	$6,235,139
2016	300	52,440	70,000	81,164

Proxy Circular Shaw Communications Inc.	7

JEFFREY C. ROYER(11) Toronto, ON, Canada Age: 62 Director Since: 1995 Independent

Jeffrey Royer is a member of the Company’s Audit Committee. Mr. Royer is a private investor with interests in telecommunications, broadcasting, medical device manufacturing, hospitality, professional sports and real estate. Mr. Royer serves as Chairman of Baylin Technologies Inc. (TSX), a global provider of innovative antenna solutions for the mobile, broadband and wireless infrastructure markets, and (BY) Medimor Ltd. and is a director of Emmit Labs Inc. and Massuah Hotels, Jerusalem, Israel. Mr. Royer has served as director of more than thirty private companies and not-for-profit organizations. Mr. Royer is a General Partner of the Arizona Diamondbacks Baseball Club. Mr. Royer received his Bachelor of Arts in Economics from Lawrence University in Wisconsin.

2017 AGM Vote Results votes for votes withheld		19,951,738 –
Fiscal 2017 Meeting Attendance Board of Directors Audit Committee		8 of 9 (89%) 4 of 4 (100%)
Skills: • Strategic Planning Leadership • Finance and Accounting • Corporate Governance • Technology

Securities Owned / Controlled(1)
Year	Class A Shares(4)	Class B Non-Voting Shares(4)	Options(2)	DSU(3)	Equity Value(12)(13)
2017	100,000	15,144,274	Nil	89,204	$3,463,156
2016	100,000	15,144,274	50,000	78,578

BRADLEY S. SHAW(6)(7) Calgary, AB, Canada Age: 53 Director Since: 1999 Non-Independent

Bradley S. Shaw has been Chief Executive Officer of the Company since November 2010 and is a member of the Company’s Executive Committee. Since 2010, Mr. Shaw has led the transformation of the Company from a Western-based cable company to a leading Canadian enhanced connectivity provider. Mr. Shaw joined the Company in 1987 as a customer service representative in the call centre where he learned the importance of listening to customers, responding to their needs and delivering an exceptional customer experience. This philosophy of customer service has guided him throughout his career as he assumed senior management and executive responsibilities. Mr. Shaw was instrumental in building Shaw Direct into one of North America’s leading direct-to-home satellite television providers and he played a key role in the launch of the Company’s digital home phone service in 2005. In 2016, Mr. Shaw spearheaded the following two transformational transactions: the acquisition of Freedom Mobile (formerly, WIND Mobile) and divestiture of Shaw Media to reposition the Company as an enhanced connectivity provider. Mr. Shaw is a director of Cablelabs and several private companies, including Gravity Renewables, Inc., a developer of small hydroelectric power plants in the United States. Mr. Shaw is a director of Shaw Family Foundation and managing director of The HOP Foundation, both non-profit organizations. Active in his community, Mr. Shaw sits on the Patrons’ Council of the Alberta Children’s Hospital Foundation and was instrumental in the success of Calgary’s Shaw Charity Classic, a pre-eminent stop on the PGA Tour’s Champions Tour. Bradley S. Shaw is not considered to be an independent director because he is a senior officer of the Company and is deemed to be related to its controlling shareholder (as described under the heading “Voting Procedures – Voting Shares and Principal Holders Thereof”).

2017 AGM Vote Results votes for votes withheld		19,951,738 –
Fiscal 2017 Meeting Attendance Board of Directors		9 of 9 (100%)
Skills: • Senior Executive Leadership • Strategic Planning Leadership • Operations Experience in Internet, Video and/or Voice • Technology

Securities Owned / Controlled(1)
Year	Class A Shares(6)	Class B Non-Voting Shares	Options(2)	DSU(3)	Equity Value(12)(13)(14)
2017	46,400	8,826,968	470,000	7,235	$251,399,481
2016	46,400	8,818,793	870,000	6,668

8	Shaw Communications Inc. Proxy Circular

JIM SHAW(6)(7) Calgary, AB, Canada Age: 60 Director Since: 2002 Non-Independent

Jim Shaw is the Vice Chair of the Board of Directors. Mr. Shaw joined the Company in 1982 as a cable installer and has since that time assumed progressively senior positions. He was appointed Vice President, Cable Operations in 1987, President in 1995 and Chief Executive Officer in 1998. As Chief Executive Officer, Mr. Shaw led the Company’s substantial growth through many significant acquisitions and by organic expansion, including Internet and digital phone. Mr. Shaw is a director of several private companies, including Gravity Renewables, Inc., a developer of small hydroelectric power plants in the United States. Mr. Shaw is the managing director of The SJ Foundation, a non-profit organization. Jim Shaw is not considered to be an independent director because he is a senior officer of the Company and is related to its controlling shareholder (as described under the heading “Voting Procedures – Voting Shares and Principal Holders Thereof”).

2017 AGM Vote Results votes for votes withheld		19,951,738 –
Fiscal 2017 Meeting Attendance(10) Board of Directors – Vice Chair		9 of 9 (100%)
Skills: • Senior Executive Leadership • Strategic Planning Leadership • Finance and Accounting • Operations Experience in Internet, Video and/or Voice

Securities Owned / Controlled(1)
Year	Class A Shares(6)	Class B Non-Voting Shares	Options(2)	DSU(3)	Equity Value(12)(13)
2017	32,000	8,822,307	Nil	Nil	$250,630,968
2016	32,000	8,988,365	Nil	Nil

JR SHAW, O.C., A.O.E.(6)(7)(9) Calgary, AB, Canada Age: 83 Director Since: 1966 Non-Independent

JR Shaw is Executive Chair of the Board of Directors and Chair of the Executive Committee. JR Shaw founded the Company in 1966 and has overseen its growth from the first cable customer in 1971 to its approximate $14 billion market capitalization and status as one of Canada’s most successful companies with Internet, digital phone, video and satellite lines of business. As a respected leader and innovator, Mr. Shaw has also played a major role in the shaping of the Canadian broadcast industry. Mr. Shaw is a director of several private companies, including Gravity Renewables, Inc., a developer of small hydroelectric power plants in the United States. Mr. Shaw is a director and the President of Shaw Family Foundation, a non-profit organization, also sitting on its Investment Committee. Mr. Shaw holds a Bachelor of Arts in Business Administration from Michigan State University. He has received several honourary degrees, including from the University of Alberta, University of Calgary and Graceland University in Lamoni, Iowa. Mr. Shaw is an Officer of the Order of Canada and was awarded the Alberta Order of Excellence. In 2010, Mr. Shaw was inducted into the Cable Hall of Fame. JR Shaw is not considered to be an independent director because he is a senior officer of the Company and its controlling shareholder (as described under the heading “Voting Procedures – Voting Shares and Principal Holders Thereof”).

2017 AGM Vote Results votes for votes withheld		19,951,538 200
Fiscal 2017 Meeting Attendance Board of Directors – Executive Chair		9 of 9 (100%)
Skills: • Senior Executive Leadership • Strategic Planning Leadership • Corporate Governance • Operations Experience in Internet, Video and/or Voice

Securities Owned / Controlled(1)
Year	Class A Shares(6)	Class B Non-Voting Shares	Options(2)	DSU(3)	Equity Value(12)(13)
2017	17,693,400	3,461,392(15)	300,000(15)	Nil	$599,833,771
2016	17,639,400	2,510,294	Nil	Nil

Proxy Circular Shaw Communications Inc.	9

MIKE SIEVERT Seattle, WA, USA Age: 48 Nominee Director Independent

Mike Sievert is the Chief Operating Officer of T-Mobile. Prior to that, Mr. Sievert served as Executive Vice President and Chief Marketing Officer from April 2013 to February 2015 and from November 2012 to April 2013, Mr. Sievert was Executive Vice President and Chief Marketing Officer of T-Mobile USA. Before joining T-Mobile USA, Mr. Sievert was an entrepreneur and investor involved with several Seattle-area start-up companies. From April 2009 to June 2011, he was Chief Commercial Officer at Clearwire Corporation, a broadband and communications provider, responsible for all customer-facing operations. From February 2008 to January 2009, Mr. Sievert was co-founder and Chief Executive Officer of Switchbox Labs, Inc., a consumer technologies developer, leading up to its sale to Lenovo. He also served from January 2005 to February 2008 as Corporate Vice President of the worldwide Windows group at Microsoft Corporation, responsible for global product management and P&L performance for that unit. Prior to Microsoft, he served as Executive Vice President and Chief Marketing Officer at AT&T Wireless for three years. He also served as Chief Sales and Marketing Officer at E*TRADE Financial and began his career with management positions at Procter & Gamble and IBM. Mr. Sievert received a Bachelor’s degree in Economics from the Wharton School at the University of Pennsylvania.

2017 AGM Vote Results votes for votes withheld		N/A N/A
Fiscal 2017 Meeting Attendance Board of Directors		N/A
Skills: • Senior Executive Leadership • Strategic Planning Leadership • Wireless Operations Experience • Technology

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	DSU(3)	Equity Value(12)(13)
2017	Nil	Nil	Nil	Nil	Nil
2016	N/A	N/A	N/A	N/A

JC SPARKMAN(8) Lakewood, CO, USA Age: 85 Director Since: 1994 Independent

JC Sparkman is a member of the Company’s Human Resources and Compensation Committee and Executive Committee. Mr. Sparkman is a director of Liberty Global, Inc. (NASDAQ) and serves as chair of its compensation committee and is a member of its nominating and corporate governance and succession planning committees. Mr. Sparkman is a director of Universal Electronics Inc. (NASDAQ) and serves as chair of its compensation committee and as a member of its corporate governance and nominating committee. Mr. Sparkman has over thirty years of experience in the cable television industry. He was Executive Vice President and Chief Operating Officer of Telecommunications Inc. (also known as TCI) for eight years until his retirement in 1995. During his over twenty six years with TCI, he held various management positions overseeing TCI’s cable operations as that company grew into the largest multiple cable system operator in the U.S. at the time of his retirement. In September 1999, he co-founded Broadband Services, Inc., a provider of asset management, logistics, installation and repair services for telecommunications service providers and equipment manufacturers domestically and internationally and he served as chair of its board and co-chief executive officer until December 2003. In 2015, Mr. Sparkman was inducted into the Cable Hall of Fame.

2017 AGM Vote Results votes for votes withheld		19,948,453 3,285
Fiscal 2017 Meeting Attendance Board of Directors Human Resources & Compensation Committee		7 of 9 (78%) 4 of 6 (67%)
Skills: • Senior Executive Leadership • Strategic Planning Leadership • Operations Experience in Internet, Video and/or Voice • Human Resources and Executive Compensation

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	DSU(3)	Equity Value(12)(13)
2017	10,000	56,400	Nil	54,672	$3,443,238
2016	10,000	56,400	50,000	46,833

10	Shaw Communications Inc. Proxy Circular

CARL E. VOGEL(8) Cherry Hills Village, CO, USA Age: 60 Director Since: 2006 Independent

Carl Vogel is a member of the Corporate Governance and Nominating Committee. He is a private investor and an industry advisor focused on media and communications for Kohlberg Kravis Roberts & Co. L.P., an alternative asset management firm. He is also a senior advisor of DISH Network Corporation. From February 2008 until March 2009 Mr. Vogel served as Vice Chairman of DISH Network Corporation (formerly Echostar Communications Corporation, a satellite-delivered digital television services provider) and Echostar Corp. (a developer of set-top boxes and other electronic technology). Mr. Vogel was the President of EchoStar Communications Corporation from September 2006 and Vice Chairman from June 2005 until February 2008. Prior to that, Mr. Vogel was President, Chief Executive Officer and a director of Charter Communications, a broadband service provider in the U.S. He is a director of AMC Networks Inc. (audit committee chair and compensation committee member), DISH Network Corporation, Sirius/XM Corporation (compensation committee chair) and Universal Electronics Inc. (audit committee member) (each NASDAQ listed). Mr. Vogel is a director of several private companies. Mr. Vogel holds a Bachelor of Science Degree in Finance and Accounting from St. Norbert College in Wisconsin and was formerly an active Certified Public Accountant.

2017 AGM Vote Results votes for votes withheld		19,951,588 150
Fiscal 2017 Meeting Attendance Board of Directors Corporate Governance & Nominating Committee		8 of 9 (89%)(16) 4 of 4 (100%)
Skills: • Senior Executive Leadership • Strategic Planning Leadership • Finance and Accounting • Operations Experience in Internet, Video and/or Voice

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares(5)	Options(2)	DSU(3)	Equity Value(12)(13)
2017	Nil	70,000	Nil	32,593	$922,382
2016	Nil	70,000	50,000	25,386

SHEILA C. WEATHERILL, C.M. Edmonton, AB, Canada Age: 72 Director Since: 2009 Independent

Sheila Weatherill is a member of the Corporate Governance and Nominating Committee. Ms. Weatherill is former President and Chief Executive Officer of the Capital Health Authority, the Edmonton region health administrative authority. Ms. Weatherill is the Vice Chair of Epcor Utilities Inc. and Chair of Epcor’s Corporate Governance and Nominating Committee. She was also a director of Canada Health Infoway, Inc. until July 2017. Ms. Weatherill holds a nursing degree from the University of Alberta. Ms. Weatherill’s honours include receiving an Honourary Doctor of Laws degree from the University of Lethbridge, Honourary Bachelor of Arts degree from MacEwan University, Alberta Centennial Medal and appointment as a Member of the Order of Canada. Ms. Weatherill is also a Distinguished Executive in residence in the School of Business, University of Alberta and is a member of several philanthropic and community organizations. Ms. Weatherill was formerly a member of the Prime Minister’s Advisory Committee on the Public Service and formerly the Independent Investigator of the 2008 Listeriosis Outbreak.

2017 AGM Vote Results votes for votes withheld		19,951,538 200
Fiscal 2017 Meeting Attendance Board of Directors Corporate Governance & Nominating Committee		9 of 9 (100%) 4 of 4 (100%)
Skills: • Senior Executive Leadership • Strategic Planning Leadership • Human Resources and Executive Compensation • Government and Regulatory

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	DSU(3)	Equity Value(12)(13)
2017	Nil	Nil	70,000	54,060	$1,529,898
2016	Nil	Nil	70,000	44,782

Proxy Circular Shaw Communications Inc.	11

WILLARD H. YUILL Medicine Hat, AB, Canada Age: 79 Director Since: 1999 Independent

Willard Yuill is the Chair of the Human Resource and Compensation Committee. He has been the Chair and Chief Executive Officer of The Monarch Corporation, a private equity company since 1972 and CSH International, Inc., a United States private equity company. Prior to its sale in 2000, Monarch Broadcasting Ltd. owned and operated 15 radio licenses and six television licences for regions in Alberta and British Columbia. In 2004, the Company completed the acquisition from Monarch Cablesystems of certain cable systems comprising 35,000 cable television and Internet customers in Alberta and British Columbia. Mr. Yuill is currently a director of the Western Investment Company of Canada Limited, a public company on the TSXV. He is a Trustee of St. Andrew’s College Foundation and a Governor of the Western Hockey League. He is a former director of Western Financial Group, the Alberta Economic Development Authority and the Medicine Hat Exhibition and Stampede Ltd. and he is past Chair of the Alberta chapter of the World Presidents Organization. Mr. Yuill received an Honorary Doctor of Laws from the University of Lethbridge. In October 2016, Mr. Yuill was awarded the Alberta Order of Excellence. In 2017, Mr. Yuill received an honorary Applied Degree from Medicine Hat College and was inducted into the Calgary Business Hall of Fame.

2017 AGM Vote Results votes for votes withheld		19,948,453 3,285
Fiscal 2017 Meeting Attendance Board of Directors Human Resources & Compensation Committee – Chair		9 of 9 (100%) 6 of 6 (100%)
Skills: • Operations Experience in Internet, Video and/or Voice • Human Resources and Executive Compensation • Risk Evaluation and Management • Government and Regulatory

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	DSU(3)	Equity Value(12)(13)
2017	10,800	4,586,722	Nil	33,656	$131,080,589
2016	10,800	5,136,033	50,000	27,458

Notes:

(1)

The information as to the securities beneficially owned, or over which control or direction is exercised, or as noted in Notes 5, 6 and 15, has been furnished by the nominees as of November 18, 2016 and November 27, 2017.

(2)	For further details of stock options granted to directors, see the information under the heading “Statement of Compensation – Compensation of Directors”.
(3)	“DSU” means deferred share unit. The DDSU Plan was adopted effective January 1, 2004. See the information under the heading “Statement of Compensation – Compensation of Directors – DDSU Plan”.
(4)

Jeffrey C. Royer beneficially owns 33,169 Class B Non-Voting Shares. Associates of Mr. Royer own 100,000 Class A Shares and 15,111,105 Class B Non-Voting Shares. Mr. Royer does not beneficially own, directly or indirectly, or exercise control or direction over, such shares. This information is included solely to provide more fulsome disclosure to shareholders. The equity value of Mr. Royer’s holdings excludes the 100,000 Class A Shares and 15,111,105 Class B Non-Voting Shares owned by his associates.

(5)

The Vogel Family 2012 Irrevocable Family Trust, an associate of Mr. Vogel, holds the indicated 70,000 Class B Non-Voting Shares. Mr. Vogel does not beneficially own, directly or indirectly, or exercise control or direction over, such shares. This information is included solely to provide more fulsome disclosure to shareholders. The equity value of Mr. Vogel’s holdings excludes the 70,000 Class B Non-Voting Shares held by The Vogel Family 2012 Irrevocable Family Trust (an associate of Mr. Vogel).

(6)

JR Shaw is the father of Jim Shaw and Bradley S. Shaw. Shaw Family Living Trust (“SFLT”) and its subsidiaries hold 17,562,400 Class A Shares (representing approximately 78% of the outstanding Class A Shares). The sole trustee of SFLT is a private company owned by JR Shaw and having a board comprised of seven directors, including as at November 27, 2017, JR Shaw as Chair, Jim Shaw, Bradley S. Shaw, three other members of JR Shaw’s family, and one independent director. SFLT and its subsidiaries hold these shares for the benefit of descendants of JR and Carol Shaw. JR Shaw controls these shares and 77,000 additional Class A Shares. See “Voting Procedures – Voting Shares and Principal Holders Thereof”.

(7)	Each of JR Shaw, Jim Shaw, Bradley S. Shaw and Peter J. Bissonnette have elected not to receive director fees.
(8)

Each of Richard R. Green and JC Sparkman is a member of the board of directors of Liberty Global, Inc. Each of JC Sparkman and Carl E. Vogel is a member of the board of directors of Universal Electronics Inc.

(9)

JR Shaw was a director of Darian Resources Ltd. (“Darian”) prior to its filing for creditor protection under the Companies’ Creditors Arrangement Act (the “CCAA”) on February 12, 2010. Darian successfully completed its restructuring proceedings under the CCAA on July 2, 2010.

(10)	Jim Shaw and Peter J. Bissonnette did not serve on a committee of the Board during fiscal 2017.
(11)

Each member of the Audit Committee is independent and financially literate as defined in National Instrument 52-110 – Audit Committees and each of Michael W. O’Brien and Jeffrey C. Royer qualifies as a “financial expert” under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) and other applicable regulatory requirements.

(12)

Equity value is calculated using $29.99 per Class A Share and $28.30 per Class B Non-Voting Share, being the closing prices on November 27, 2017. Equity value includes Class A Shares, Class B Non-Voting Shares, and DSUs (but excludes options). The equity value for each of JR Shaw, Jeffrey C. Royer and Carl E. Vogel is calculated based on the shares beneficially owned by him (see, respectively, notes 5, 6 and 15).

12	Shaw Communications Inc. Proxy Circular

(13)

Each of the nominee directors meet the share ownership guidelines (see “Compensation of Directors – Share Ownership Guidelines”), with the exception of Mike Sievert who has just been nominated to stand for election to the Board at the January 11, 2018 annual general meeting.

(14)	The equity value of Bradley S. Shaw’s holdings is comprised of $1,391,536 for Class A Shares, $249,671,288 for Class B Non-Voting Shares and $204,751 for DSU.
(15)

JR Shaw beneficially owns 2,502,762 Class B Non-Voting Shares. In fiscal 2017, JR Shaw joined the Investment Committee of Shaw Family Foundation. Shaw Family Foundation beneficially owns 958,630 Class B Non-Voting Shares and 300,000 options. Although JR Shaw does not beneficially own the 958,630 Class B Non-Voting Shares and 300,000 options held by Shaw Family Foundation, he exercises control or direction over them by serving on the Investment Committee. This information is included solely to provide more fulsome disclosure to shareholders. The equity value of JR Shaw’s holdings excludes the 958,630 Class B Non-Voting Shares owned by Shaw Family Foundation.

(16)	Mr. Vogel recused himself from one of the meetings on account of a possible conflict with a transaction.

3.	Appointment of Auditors

Ernst & Young LLP, Chartered Accountants has been nominated to serve as auditors of the Company to hold office until the next annual general meeting of shareholders of the Company. Upon recommendation of the Audit Committee, the Board and management recommends to shareholders the re-appointment of Ernst & Young LLP as the Company’s auditors.

Audit Fees

The aggregate amounts paid or accrued by the Company with respect to fees payable to Ernst & Young LLP for audit (including separate audits of wholly-owned and non-wholly owned entities, financings, regulatory reporting requirements and Sarbanes-Oxley Act related services), audit-related, tax and other services in the fiscal years ended August 31, 2017 and 2016 were as follows:

Type of Service	Fiscal 2017	Fiscal 2016
Audit Fees	$3,569,000	$4,424,000
Audit-related Fees	$416,000	$519,000
Tax Fees	$651,000	$1,326,000
Total	$4,636,000	$6,269,000

Audit-related fees for fiscal 2017 relate to service organization control reports for the Company’s data centres that were disposed of during the year, assurance services in respect of an environmental and regulatory report, and financing arrangements and for fiscal 2016 relate to service organization control reports for the Company’s data centres, assurance services in respect of an environmental report, and financing arrangements. The tax fees for fiscal 2017 relate to tax advisory services on dispositions, financing arrangements, linear property tax compliance, and general tax advisory services and for fiscal 2016 relate to tax advisory services on acquisitions, dispositions, financing arrangements, linear property tax compliance, and general tax advisory services.

The Audit Committee considered and agreed that the above fees are compatible with maintaining the independence of the Company’s auditors. Further, the Audit Committee determined that, in order to ensure the continued independence of the auditors, only limited non-audit services will be provided to the Company by Ernst & Young LLP and in such case, only with the prior approval of the Audit Committee. The Chair of the Audit Committee has been delegated authority to approve the retainer of Ernst & Young LLP to provide non-audit services in extraordinary circumstances where it is not feasible or practical to convene a meeting of the Audit Committee, subject to an aggregate limit of $150,000 in fees payable to Ernst & Young LLP for such services at any time until ratified by the Audit Committee. The Chair of the Audit Committee is required to report any such services approved by him to the Audit Committee.

Proxy Circular Shaw Communications Inc.	13

VOTING PROCEDURES

1.	Voting Shares

Holders of Class A Shares of record at the close of business on November 24, 2017 (the “Record Date”) are the only shareholders entitled to vote at the Meeting. Holders of Class B Non-Voting Shares are entitled to attend and speak at the Meeting, but are not entitled to vote on any matter proposed for consideration at the Meeting.

2.	Registered Shareholders

Holders of Class A Shares who hold shares directly in their own names and not through nominees (such as a bank, securities broker, trustee, trust company or other institution) are registered shareholders.

Voting in Person

Registered holders of Class A Shares may vote their Class A Shares in person at the Meeting. In order to vote in person, a registered holder of Class A Shares should not complete and file a form of proxy as described below.

Voting by Proxy

Registered holders of Class A Shares may vote their Class A Shares by appointing a proxy. Each person named in the form of proxy mailed to registered shareholders is a director or officer of the Company. A registered holder of Class A Shares who wishes to appoint some other person to represent him or her at the Meeting may do so either by inserting the name of that person (who need not be a shareholder) in the space provided in the form of proxy and striking out the names of the specified persons or by completing another form of proxy.

Proxyholder Discretion

Where instructions are specified, the persons named in the form of proxy mailed to registered shareholders will vote the Class A Shares in respect of which they are appointed in accordance with those instructions. In the absence of an instruction, it is intended that such Class A Shares be voted for the adoption of all resolutions referred to in the Notice of Meeting.

The form of proxy mailed to registered shareholders confers discretionary authority with respect to amendments or variations to matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting. At the date of this proxy circular, management of the Company knows of no such amendments, variations or other matters to come before the Meeting other than the matters referred to in the Notice of Meeting. If any such amendment, variation or other matter which is not now known should properly come before the Meeting, then the persons named in the form of proxy will vote on such matters in accordance with their best judgment with respect to the Class A Shares represented by the proxy.

Filing a Proxy

Registered holders of Class A Shares may file their proxy or vote with AST Trust Company (Canada) by using one of the following methods:

Internet:	www.astvotemyproxy.com
Telephone:	1-888-489-5760
Facsimile:	1-866-781-3111 (North America)
416-368-2502 (outside North America)
Email:	proxyvote@astfinancial.com
Mail:	AST Trust Company (Canada), P.O. Box 721, Agincourt, Ontario, M1S 0A1

14	Shaw Communications Inc. Proxy Circular

(To file by internet or telephone, a registered holder of Class A Shares will require the control number that is printed on the form of proxy mailed to that shareholder.)

To be valid and acted upon at the Meeting, completed proxies or votes must be received by AST Trust Company (Canada) by 11:00 a.m. (Mountain Time) on Tuesday, January 9, 2018 or, in the case of any adjournment or postponement of the Meeting, at least 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of the adjourned or postponed Meeting. The Chair of the Meeting can waive or extend the time limit for depositing proxies at his or her discretion without notice.

Revocation of Proxy

A shareholder who has given a proxy may revoke it, in any manner permitted by law, including by signing a proxy bearing a later date or a notice of revocation and, in either case, delivering it to the attention of the Corporate Secretary of the Company at its registered office up to the day before the Meeting or to the Chair of the Meeting on the day of the Meeting.

3.	Non-Registered Holders

A holder of Class A Shares through an account in the name of a nominee (such as a bank, securities broker, trustee, trust company or other institution) is a non-registered shareholder. In this case the nominee is listed on a register maintained by the Company’s transfer agent and the non-registered shareholder is not. Non-registered shareholders will receive a voting instruction form rather than a form of proxy.

Voting in Person

Non-registered holders of Class A Shares may vote their Class A Shares in person at the Meeting. In order to vote in person, a non-registered holder of Class A Shares should not put voting instructions on the voting instruction form. Instead, that shareholder should write their name in the space provided on the voting instruction form and then sign and return it.

Voting Instruction Form

Each person named as the nominee to attend and act for the non-registered shareholder at the meeting in the voting instruction form mailed to non-registered shareholders is a director and officer of the Company. A non-registered holder of Class A Shares who wishes to appoint some other person to represent him or her at the Meeting may do so by inserting the name of that person (who need not be a shareholder) in the space provided in the voting instruction form and then sign and return it.

Filing Voting Instruction Form or Votes

Non-registered holders of Class A Shares are asked to file their voting instruction form or votes at least one business day before the proxy deposit date noted in the voting instruction form by carefully following the instructions on the voting instruction form provided to the non-registered shareholder and using one of the following methods:

Internet:	www.proxyvote.com
Telephone:	1-800-474-7493 (English) or 1-800-474-7501 (French)
Mail:	Data Processing Centre, PO Box 2800 Stn Lcd Malton, Mississauga ON L5T 2T7

4.	Right to Attend

Registered and non-registered shareholders are entitled to attend the Meeting. Registered and non-registered shareholders will be required to register for the meeting by identifying themselves at the registration desk. All shareholders should be prepared to present valid photo identification on registration and non-registered shareholders should be prepared to present proof of share ownership.

Proxy Circular Shaw Communications Inc.	15

5.	Voting Shares and Principal Holders Thereof

Only the holders of Class A Shares of record at the close of business on the Record Date will be entitled to vote on all matters at the Meeting. Each holder of Class A Shares is entitled to one vote for each such share held. As of November 27, 2017, there were 22,420,064 outstanding Class A Shares.

Voting control of the Company is held by Shaw Family Living Trust (“SFLT”) and its subsidiaries. The sole trustee of SFLT is a private company owned by JR Shaw and having a board comprised of seven directors, including as at November 27, 2017, JR Shaw (Chair), Jim Shaw, Bradley S. Shaw, three other members of JR Shaw’s family, and one independent director. SFLT and its subsidiaries hold 17,562,400 Class A Shares, representing approximately 78% of the outstanding Class A Shares, for the benefit of descendants of JR and Carol Shaw. JR Shaw controls these shares and 77,000 additional Class A Shares.

The Company has been advised that all of such Class A Shares will be voted in favour of the resolutions referred to in the Notice of the Meeting and therefore anticipates that these resolutions will be approved.

To the knowledge of the directors and executive officers of the Company, no other person beneficially owns, directly or indirectly, or exercises control or direction over, more than 10% of the Class A Shares.

6.	Restricted Shares

Holders of Class B Non-Voting Shares are not entitled to vote at meetings of shareholders of the Company, except as provided by law, and will not be entitled to vote on any matter at the Meeting. In the event of a take-over bid, in certain circumstances which are described in the Company’s 2017 Annual Information Form, a holder of Class B Non-Voting Shares may be entitled to convert such shares into Class A Shares for purposes of tendering to the take-over bid. As of November 15, 2017, there were 476,455,979 outstanding Class B Non-Voting Shares.

7.	Interest of Informed Persons in Material Transactions

Other than as disclosed herein, management of the Company is unaware of any material interest of any director or executive officer of the Company, of any management nominee for election as a director of the Company or of any person who beneficially owns (directly or indirectly) or exercises control or direction over shares carrying more than 10% of the voting rights attached to all voting shares of the Company, or any associate or affiliate of any such person, in any transaction since the beginning of the last completed financial year of the Company or in any proposed transaction that has materially affected or would materially affect the Company or any of its subsidiaries.

8.	Indebtedness of Directors and Executive Officers

The following table sets forth the aggregate indebtedness outstanding as at October 31, 2017, of all directors, executive officers and employees, current or former, of the Company or any of its subsidiaries.

Purpose	To The Company or its Subsidiaries ($)	To Another Entity ($)
Shares Purchases	Nil	Nil
Other	259,577	Nil

16	Shaw Communications Inc. Proxy Circular

STATEMENT OF COMPENSATION

1.	Compensation Discussion and Analysis

Under the oversight of the Human Resources and Compensation Committee, Shaw takes a comprehensive and strategic approach to executive compensation. Shaw’s compensation program is designed to attract, retain, motivate, and reward the executive team by aligning management’s interest with the Company’s objectives and performance.

The Board recognizes the significant contribution of the senior executive team to the growth and success of the Company. In fiscal 2016, Shaw repositioned itself as a leading enhanced connectivity provider through two transformational transactions – the acquisition of Freedom Mobile (formerly, WIND Mobile) and the divestiture of Shaw Media. In fiscal 2017, the Company continued its journey towards becoming a leading Canadian connectivity company through:

(i)

the concurrent announcement of the acquisition of 700 MHz and 2500 MHz wireless spectrum licences from Quebecor Media Inc. (“Quebecor”) and the sale of ViaWest Inc., and its subsidiaries (collectively “ViaWest”), to Peak 10 Holding Corporation (“Peak 10”); and

(ii)	continued investment in its converged network.

In addition to strengthening the long-term strategic positioning of the Company over the last two fiscal years, through coordinated planning and execution, the senior executive team has delivered a balance sheet that is supportive of the level of investment required for long-term growth while remaining committed to an investment grade credit rating and long-term dividend growth.

The following discussion and analysis covers the compensation paid in fiscal 2017 to the Company’s Chief Executive Officer and the Chief Financial Officer and the Company’s three other most highly compensated officers – that is the Company’s “named executive officers” or the “NEOs”:

•	JR Shaw, Executive Chair
•	Bradley S. Shaw, Chief Executive Officer
•	Jay Mehr, President
•	Vito Culmone, Executive Vice President & Chief Financial Officer
•	Trevor English, Executive Vice President & Chief Strategy and Business Development Officer

Biographical information for JR Shaw and Bradley S. Shaw is included under “Election of Directors”. Biographical information for Jay Mehr, Vito Culmone and Trevor English is set out below.

Jay Mehr

Jay Mehr serves as President, a position he has held since March 2016. Mr. Mehr is responsible for overseeing all operational and customer-facing areas of the business, including Shaw Consumer, Business Network Services and Wireless. Mr. Mehr has also held a number of operational leadership roles over his 21 years with the Company, including Executive Vice President & Chief Operating Officer; Senior Vice President, Operations; Group Vice President, Operations, Shaw Cable; Vice President, Operations; and regional manager roles in British Columbia and Ontario. Mr. Mehr holds a Bachelor of Commerce degree from the University of Alberta.

Vito Culmone

Vito Culmone serves as Executive Vice President & Chief Financial Officer, a position he has held since June 1, 2015. In addition to his financial accountabilities, Mr. Culmone is also responsible for Real Estate and the Strategic Projects Office. By bringing together these areas, Mr. Culmone provides oversight for the prioritization and planning of initiatives to ensure the necessary financial performance. Mr. Culmone has more than 27 years of experience as a financial professional, including 17 years as a senior financial executive.

Proxy Circular Shaw Communications Inc.	17

Prior to joining the Company, Mr. Culmone served as Executive Vice President and Chief Financial Officer of WestJet Airlines Ltd. He has also held leadership positions at Molson Inc. and PricewaterhouseCoopers LLP. Mr. Culmone holds a Bachelor of Commerce degree from the University of Toronto and is a Chartered Professional Accountant.

Trevor English

Trevor English serves as Executive Vice President & Chief Strategy and Business Development Officer, a position he has held since March 2016. Mr. English is accountable for strategic planning, business development, investor relations, Shaw Ventures and investment initiatives. Mr. English has also served as a member of the Board of Directors of Corus Entertainment Inc. since April 2016. Mr. English has been with the Company since 2004 and prior to joining Shaw he worked for CIBC World Markets Inc. in Canada and the United Kingdom. Mr. English has 20 years of experience in corporate finance, mergers & acquisitions, investor relations, business development and financial analysis. Mr. English holds a Bachelor of Commerce degree from the University of Calgary and a Chartered Financial Analyst designation.

Governance and Decision Making

The Human Resources and Compensation Committee is responsible for the Board’s oversight of compensation, succession and development of the Company’s senior leadership team. More specifically, the committee is responsible for ensuring that effective human resource programs and philosophies are developed and implemented in conformity with the Company’s vision, values and strategic objectives to continue to ensure the recruitment and retention of high quality talent at all levels.

The Human Resources and Compensation Committee is comprised of four independent directors: Willard H. Yuill (Chair), Lynda Haverstock, Gregg Keating and JC Sparkman. The members of the Human Resources and Compensation Committee have:

•	a thorough understanding of policies, principles, and governance related to human resources and executive compensation; and
•

many years of board, executive and other diverse business experience gained through involvement with public and private enterprises that are involved in telecommunications and other industries in Canada or the United States.

The Human Resources and Compensation Committee is governed by a charter which details its mandate, composition and responsibilities. The responsibilities of the Human Resources and Compensation Committee are described under “Statement of Corporate Governance – Human Resources and Compensation Committee”. A copy of the Human Resources and Compensation Committee charter is also available at www.shaw.ca.

The Human Resources and Compensation Committee met six times in fiscal 2017. At its invitation, the Company’s Chief Executive Officer and Willis Towers Watson Public Limited Company (“Willis Towers Watson”), the Company’s compensation consultant, joined committee meetings. The Human Resources and Compensation Committee reviews the compensation of each vice president level officer and above, including annual salary, short-term incentive target and payout and long-term incentives. This review includes inputs and recommendations from management and the Company’s compensation consultant and consideration of the Company’s Executive Compensation Guiding Principles & Philosophy which is discussed below.

In fiscal 2017, the Human Resources and Compensation Committee identified the following three corporate performance measures to assess corporate performance: (1) operating income before restructuring costs and amortization1, (2) free cash flow1, and (3) Consumer & Wireless revenue generating units (“RGUs”)1, with each of these measures equally weighted at 20%.

1	See definition and discussion under “Key Performance Drivers” in the Company’s management’s discussion and analysis for the year ended August 31, 2017.

18	Shaw Communications Inc. Proxy Circular

The Human Resources and Compensation Committee annually reviews management’s recommendations for corporate performance criteria and assesses this performance relative to the Company’s strategic plan, as well as approving individual performance metrics for the senior executive team. For fiscal 2018, the Human Resources and Compensation Committee has agreed that corporate performance will be assessed relative to the following two corporate performance measures: (i) operating income before restructuring costs and amortization (ii) RGU net gain1, each equally weighted. For the NEOs (except tor JR Shaw2), (i) and (ii) are equally weighted at: (a) 50% for Bradley S. Shaw and Jay Mehr and (b) 40% for Vito Culmone and Trevor English. (See “Statement of Compensation – Fiscal 2018”). For each NEO, the committee makes a recommendation to the Board for its approval as to base pay, short-term incentive targets, short-term payout amounts and other compensation matters.

Executive Compensation Guiding Principles & Philosophy

The Company’s executive compensation philosophy is grounded in three guiding principles as outlined below.

1.	Align executive compensation with the execution of the Company’s business strategies and overall business performance. This principle is achieved by:

•	encouraging executives to build value for shareholders, customers, employees and community stakeholders over the short, medium and long-term;
•	considering both quantitative and qualitative performance factors to maintain a balanced approach to assessing individual and team performance; and
•	rewarding overall performance – Shaw’s incentive structure is designed to ensure that all employees are focused on accelerating performance and results that contribute to Shaw’s overall success.

Success requires that Shaw maintain a balance between the competing challenges of growth, investments in its network and other technology developments, regulatory compliance, competition, management of talent and leadership and the general economic environment. This requires:

•	annually reviewing and assessing compensation practices to ensure that they align with the business strategy and performance;
•	assuring management maintains its focus, knowledge, stability and experience in order to execute business strategies in an intensely competitive environment with rapidly evolving technology; and
•	making capital allocation decisions involving major long-term capital investments which shape and determine future growth and profitability.

2.

Provide a combination of compensation elements, including fixed elements that provide security and enable the Company to attract and retain key employees and “at risk” elements that reflect their ability to influence business outcomes and performance. These elements include:

•	base salaries, which provide a fixed level of compensation to attract and retain top executives;
•	incentive plan payouts that reflect corporate and individual performance to motivate our leaders to deliver results based on corporate strategies and sustain long-term corporate success;
•	a limited perquisite package, which includes annual executive medical exams;
•	retirement plans that help attract and retain our senior leaders; and
•	an incentive program that encourages both mid and long term strategic and business performance.

3.

Ensure that Shaw’s executive compensation practices are market competitive and designed to attract, retain and motivate high calibre leaders. Shaw measures total compensation (including “at risk” performance pay) relative to a group of comparators (see discussion of peer group under “Benchmarking Compensation”).

2	JR Shaw’s bonus is calculated and paid pursuant to the provisions of the agreement between the Company and JR Shaw. (See “Statement of Compensation – Employment Contracts”).

Proxy Circular Shaw Communications Inc.	19

Operating Highlights for Fiscal 2017

In fiscal 2017, the Company continued its journey towards becoming a leading Canadian connectivity company by executing on the following key priorities:

•	The concurrent announcement of the acquisition of 700 MHz and 2500 MHz wireless spectrum licences from Quebecor and the sale of ViaWest to Peak 10
•

As at August 31, 2017, the Company had a net debt leverage ratio[3] of 1.9x, approximately $500 million cash on hand, and its $1.5 billion bank credit facility was fully undrawn providing a strong balance sheet position to support the Company’s growth initiatives

•

Changing the trajectory of its Consumer RGU performance with 25,000 net adds in fiscal 2017, a substantial turnaround over the 170,000 RGU net loss in fiscal 2016. The Company also continued to grow wireless subscribers with a net gain of 103,000 RGUs in fiscal 2017.

•	Delivering fiscal 2017 year-end financial results that achieved its revised guidance, after adjusting for discontinued operations:
•	Operating income before restructuring costs and amortization of $1,997 million was within the target range of $1,989 – $2,014 million;
•	Capital expenditures of $1,225 million was below the target of $1,236 million; and
•	Free cash flow of $438 million exceeded the target of $400 million.
•

Launching the Freedom Mobile brand and improving its wireless network performance with the rollout of the LTE-Advanced network to all its existing markets, on schedule and on budget. Freedom Mobile’s handset lineup continued to expand in fiscal 2017, currently with a total of 14 handsets that are compatible with its AWS-3 LTE network, including Apple, LG, Samsung, Sony and ZTE.

•

Continuing to drive WideOpen Internet 150’s momentum by pairing it with expanded 2-year value plans and unlimited data allowing our customers to stream worry free at an affordable price with cost certainty

•	Launching the market leading, BlueSky TV which is based on the Comcast Corporation’s X1 video platform.
•	BlueSky TV was launched in phases, with the initial Calgary launch in January followed by the Vancouver launch in February and the national launch in April.
•

The deployment of its newest generation of cable modem termination system equipment referred to as the Converged Cable Access Platform (“CCAP”) into its serving hubs. CCAP significantly enhances the capabilities of our cable network and enables Shaw to leverage the next generation of cable access technology known as Data Over Cable Interface Specification version 3.1 (“DOCSIS 3.1”). DOCSIS 3.1 represents the latest development in a set of technologies that increase the capability of a hybrid fibre-coax network to transmit data both to and from customer premises

•

As of August 31, 2017, DOCSIS ready (CCAP) infrastructure was running in Shaw’s major systems. All remaining systems are expected to be running DOCSIS 3.1 ready (CCAP) infrastructure by the end of fiscal 2018.

•

On December 15, 2016, the Company extended the term of its five-year $1.5 billion bank credit facility from December 2019 to December 2021. This credit facility is used for working capital and general corporate purposes.

•	The Company conducted a number of capital market activities, including:
•

the extension of its dividend reinvestment plan in respect of its Class A Participating Shares and Class B Non-Voting Participating Shares to eligible shareholders who are residents of the United States;

•	the issuance of 3.80% $300 million senior unsecured notes due March 1, 2027;
•	the repayment of $400 million senior unsecured notes due March 2, 2017; and
•	the repayment of US$846 million in borrowings under the Company’s and ViaWest’s credit facilities related to the sale of ViaWest.

3

Net debt leverage ratio is net debt to adjusted operating income before restructuring costs and amortization. (See definition and discussion under “Key Performance Drivers” and “Liquidity and Capital Resources” in the Company’s management’s discussion and analysis for the year ended August 31, 2017).

20	Shaw Communications Inc. Proxy Circular

•

On June 1, 2017, the Company announced that it entered into an agreement to sell a group of assets comprising the operations of Shaw Tracking, a fleet tracking operation, to Omnitracs Canada for proceeds of approximately US$20 million. The transaction closed on September 15, 2017.

•

The Company continued to expand its Shaw Go WiFi build-out. As at August 31, 2017, the Company had approximately 100,000 Shaw Go WiFi access points installed and operating throughout the network and over 3.3 million devices using Shaw Go WiFi. Moreover, the Company has leveraged its Wi-Fi access points to improve network coverage for Freedom Mobile customers which represents an important step in our converged network strategy.

Benchmarking Compensation

The Human Resources and Compensation Committee annually reviews the total compensation of the Company’s senior executives and compensation practices of the Company. As part of that review, the peer group is reviewed to ensure a balance of relevant peer organizations in terms of business commonalities and the market for executive talent.

The Human Resource and Compensation Committee retained Willis Towers Watson to complete annual market reviews for the Company’s NEOs and to validate and identify potential changes to the comparator group of companies.

The Company’s fiscal 2017 benchmarking review of executive compensation entailed a competitive analysis undertaken by Willis Towers Watson which included total compensation for the Company’s NEOs with that for the comparator group in the following specific areas:

•	base salary
•	short and medium-term incentives
•	long-term incentives
•	retirement plans and benefits

In partnership with Willis Towers Watson, Shaw has developed a comparator group that reflects a simplified approach which uses one group (no sub-groups or secondary groups). The comparator group aligns with peer companies that were selected to provide comparable representation of industry (cable & satellite, integrated and wireless telecommunications services and comparison broadcast industries), size (revenue and assets), and business complexity. To reflect the western Canadian market in which the majority of the Company’s executives reside, the peer group also includes organizations in the Canadian energy and industrial sectors that have comparable revenue, assets and market capitalization relative to the Company. The comparator group changed from fiscal 2016 to 2017, Cablevision Systems Corporation and CBS Corporation were removed reflecting Shaw’s divestiture of the Media business and Charter Communications Inc. and Discovery Communications were also removed due to recent merger activity which resulted in the two entities no longer meeting the size criteria for the comparator group.

For fiscal 2017, the comparator group included the following 13 Canadian and 4 U.S. companies:

Canadian Comparators		U.S. Comparators
BCE Inc.	Quebecor Inc.	Dish Network Corp.
Canadian Pacific Railway Limited	Rogers Communications Inc.	Frontier Communications Corp.
Canadian Tire Corp.	Sirius XM Radio Inc.	Telephone & Data Systems Inc.
Crescent Point Energy Corp.	Teck Resources Limited	Windstream Corporation
EnCana Corporation	TELUS Corporation
Fortis Inc.
Pembina Pipeline Corporation
Potash Corporation of Saskatchewan Inc.

Proxy Circular Shaw Communications Inc.	21

Engagement of Compensation Consultant

In addition to the services provided by Willis Towers Watson, the Company retained Mercer (Canada) Limited (“Mercer”), a wholly owned subsidiary of Marsh & McLennan Companies, Inc., to provide other services during fiscal 2017 and fiscal 2016 that were not related to executive and/or director compensation which included (without being limited to) pension actuarial and administrative services for defined benefit pension plans. The Human Resources and Compensation Committee is not required to pre-approve such other services that Mercer or its affiliates provide to the Company at the request of management.

Aggregate fees paid to Mercer and Willis Towers Watson are listed below:

	2017		2016
Advisor	Executive Compensation Related Fees $	All Other Fees(1) $	Executive Compensation Related Fees $	All Other Fees(1) $
Mercer	–	498,378	–	895,344
Willis Towers Watson	38,738	–	108,858	–

Note:

(1)	All Other Fees are comprised of fees related to pension administration and actuarial valuations

The Human Resources and Compensation Committee has considered Willis Tower Watson’s analysis and advice as well as other specific factors the Human Resources and Compensation Committee deemed to be appropriate and relevant.

Risk Considerations in Executive Compensation

The Human Resources and Compensation Committee is responsible for overseeing the Company’s compensation practices to ensure they do not encourage executives to take risks that could have a material adverse effect on the Company. The Human Resources and Compensation Committee has considered the risk profile of the Company’s compensation program and confirmed that it does not believe that the compensation program encourages excessive or inappropriate risk taking.

The Human Resources and Compensation Committee also consults with Willis Towers Watson as to the level of risk in the Company’s compensation program. Components of the Company’s compensation program are designed to address risk as follows:

•	base salary is fixed to provide steady income regardless of share price and therefore does not encourage excessive risk-taking;
•	the pay mix is set to balance short, medium and long-term rewards;
•	short-term incentive plan payout amounts are linked to performance and are only paid out on the approval of the Human Resources and Compensation Committee and the Board for the NEOs; and
•	equity awards are only issued on a periodic basis and they vest over an extended period which helps to ensure that performance aligns with shareholders’ interests.

The Company has adopted a formal policy restricting reporting insiders (which includes NEOs and directors) from purchasing financial instruments such as prepaid variable forward contracts, puts, calls, equity swaps, collars, or units of exchange funds that are designed to hedge or offset a decrease in market value of their equity based securities granted as compensation (stock options, RSUs, PSUs, and DSUs) or held, directly or indirectly, by the NEO or director.

Claw backs

Pursuant to the Sarbanes-Oxley Act, the CEO and CFO of Shaw are subject to a statutory claw back in the event of misconduct which results in a required restatement of any financial reporting required under securities laws.

22	Shaw Communications Inc. Proxy Circular

Management of Talent & Leadership Development

As the Company continues to grow, there has been an increased focus on succession planning and talent development together with the enhancement of formal leadership programs. The Company’s succession planning review identifies high performers as well as successors for key positions for all roles from director level to the Chief Executive Officer. The Human Resources and Compensation Committee is responsible for succession planning and oversees the Company’s succession planning review. The results are reviewed at least annually with the Board.

This formal process reviews potential successions and gaps for senior leadership roles together with detailed action plans to support the ongoing development of high potential talent within the Company. Retention of senior leaders is also critical, particularly given that the Company runs with a lean team of talented individuals.

The Company’s short-term incentive program includes leaders across all divisions. Through this program each employee that is manager level and above prepares a performance management plan with clear business objectives, measurable individual performance metrics and a personal leadership development plan.

The development, retention and acquisition of key leadership talent is a focus at all levels. During the year, the Company continued delivering a “leader of leaders” program aimed at enhancing the leadership and business acumen for all directors and managers. The leader of leaders’ program is a twelve day six module course that has been designed and facilitated in partnership with the University of Calgary Haskayne School of Business and Development Dimensions Incorporated, a global leader in designing leadership development programs.

The Company also focuses on employee engagement in order to identify initiatives that it can take to better motivate its employees to perform. The Company continues to make improvements and an ongoing commitment to measure engagement through a recurring, real-time employee listening program.

Proxy Circular Shaw Communications Inc.	23

Performance Graph

The following graph compares the cumulative five year return of the Class B Non-Voting Shares (assuming $100 invested on August 31, 2012 and reinvestment of dividends) with the S&P/TSX Composite Total Return Index for the period from August 31, 2012 to August 31, 2017.

Relative Total Return Performance

Shaw Communications Inc. vs. S&P/TSX Composite Total Return Index

August 31, 2012 to August 31, 2017

With the exception of fiscal 20124, the aggregate compensation of the NEOs (excluding any signing or retirement payments) did not materially change from fiscal 2012 to 2015 while the market price of the Company’s Non-Voting Class B shares increased. In fiscal 2016, the market price of the Company’s Non-Voting Class B shares increased while NEO compensation declined resulting primarily from a new mix of NEOs and the 20% voluntary reduction in base salary by JR Shaw, Bradley S. Shaw, and Jay Mehr as well as a bonus reduction for JR Shaw for a number of reasons, including the divesture of the former Media division which resulted in lower free cash flow as the Company repositioned itself for growth with its new mix of assets. In fiscal 2017, the market price of the Company’s Non-Voting Class B shares increased and the NEO compensation increased slightly compared to the prior year due to the pension adjustment for Bradley S. Shaw in fiscal 2016.

Overall, the Human Resources and Compensation Committee is confident that the current executive compensation program and associated pay levels for its NEOs are well aligned with the Company’s performance over the past five-year period.

4

Total Compensation of the NEOs enrolled in the SERP Plan decreased substantially in fiscal 2012 due to a SERP plan amendment that fixed the base salary portion of the pensionable earnings at the 2012 salary levels which generally caused a negative overall amount to be reported for pension component of total compensation.

24	Shaw Communications Inc. Proxy Circular

Executive Compensation Elements

The Elements of the Company’s compensation program are described below.

Type of Compensation	Form of Payment	Performance Period	Method of Determining Compensation	Objectives
Base Salary	Cash	Annual review	Corporate and individual performance	Attract and retain high calibre executives
Short and Medium-term Incentive	Cash Restricted Share Units (RSUs) Performance Share Units (PSUs)	Annual RSUs & PSUs terms set by the Human Resources and Compensation Committee	Based on corporate and individual performance	Motivate executives to achieve annual performance goals Attract and retain executives
Long-term Incentives	Stock Options	Periodic payments with annual grant program commencing fiscal 2016 (generally, 10 year term, with vesting over 5 years)	Approved by the Human Resources and Compensation Committee	Motivate executives to drive long-term performance and return to shareholders Attract and retain executives
Pension(1)	Company Defined Contribution Plan (CDCP)	On-going	Approved by the Human Resources and Compensation Committee based on retention and comparator analysis	Attract and retain key executives
	Executive Retirement Plan (ERP)	On-going
	Supplemental Executive Retirement Plan (SERP)	Closed to new members
Benefits	Same as employee benefits	On-going	Based on market value and competitiveness	Maintains engaged and healthy executives
Perquisites	Executive medical	Annual	Based on market competitiveness

Note:

(1)	See discussion under “Pension Plans”.

Base Salary

Base salary is designed to provide a level of fixed compensation that is determined at the beginning of each fiscal year. It is reviewed annually taking into account changes in market conditions, changes in level and scope of responsibility and accountabilities of each role.

Base salary for the NEOs is typically above the median of the comparator group (approximately 75th to 90th percentile). The Company and the Human Resources and Compensation Committee has determined to pay above the median of competitor group to ensure that the Company attracts and retains high calibre executives in the communications industry.

Base salary for the majority of executives in the organization has been frozen for the past five years with changes only as a result of substantial role changes or promotions as the Company shifts a higher portion of the executive compensation to “at risk” elements. Effective March 8, 2016, JR Shaw, Bradley S. Shaw and Jay Mehr voluntarily reduced their base salaries by 20% for a number of reasons, including the divesture of the former Media division which resulted in lower recurring free cash flow as the Company repositioned itself for growth with its core mix of assets.

The following table outlines changes to base salary earned from the previous year.

NEO	Fiscal 2017	Fiscal 2016
JR Shaw, Executive Chair(1)	$1,200,000	$1,355,682
Bradley S. Shaw, Chief Executive Officer(2)	$2,000,000	$2,259,470
Jay Mehr, President(3)	$1,320,000	$1,491,250
Vito Culmone, Executive Vice President & Chief Financial Officer(4)	$1,250,000	$1,208,333
Trevor English, Executive Vice President & Chief Strategy and Business Development Officer(5)	$900,000	$822,159

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Notes:

(1)	Effective March 8, 2016, JR Shaw voluntarily reduced his base salary by 20% to $1,200,000. The base salary of $1,355,682 reported for fiscal 2016 is a prorated amount.
(2)	Effective March 8, 2016, Bradley S. Shaw voluntarily reduced his base salary by 20% to $2,000,000. The base salary of $2,259,470 reported for fiscal 2016 is a prorated amount.
(3)	Effective March 8, 2016, Jay Mehr voluntarily reduced his base salary by 20% to $1,320,000. The base salary of $1,491,250 reported for fiscal 2016 is a prorated amount.
(4)

Vito Culmone joined the Company on June 1, 2015. Effective October 1, 2015, Mr. Culmone’s base salary was increased to $1,250,000. The base salary of $1,208,333 reported for fiscal 2016 is a prorated amount.

(5)	Effective March 8, 2016, Trevor English’s base salary was increased to $900,000. The base salary of $822,159 reported for fiscal 2016 is a prorated amount.

Short and Medium-term Incentives

The Company’s compensation structure evolved in fiscal 2017 with a number of changes to further support several business objectives. For fiscal 2017, pay-for-performance was extended to all leaders at manager level and above with the following weighting given to the metrics:

•

Corporate Performance – 60% focused on three measures: (i) operating income before restructuring costs and amortization (ii) free cash flow and (iii) Consumer & Wireless RGUs – each equally weighted at 20%

•	Individual Performance – 20% based on the achievement of key operating metrics
•	Commitments and Leadership – 20% based on achievement of commitments and leadership attributes

Based on fiscal 2017 performance, the average short-term incentive plan payout for all Shaw leadership levels was at 100% of target compared to an average short-term incentive plan payout for all leadership levels of 90% of target for fiscal 2016.

Short-term incentive payout amounts for fiscal 2017 and fiscal 2016 are illustrated in the table below.

NEO	Fiscal 2017(1)	Fiscal 2016(1)
JR Shaw, Executive Chair(2)	$9,600,000	$9,600,000
Bradley S. Shaw, Chief Executive Officer	$5,566,000	$5,009,400
Jay Mehr, President	$3,289,000	$2,960,160
Vito Culmone, Executive Vice President & Chief Financial Officer	$1,800,000	$1,820,000
Trevor English, Executive Vice President & Chief Strategy and Business Development Officer	$800,000	$720,000

Notes:

(1)	Fiscal 2016 was paid out at 90% of target and fiscal 2017 was paid out at 100% of target.
(2)	In fiscal 2016 and 2017, JR Shaw’s bonus represented approximately 0.5% and 0.54%, respectively of the Income Base.

Corporate Performance Measures

Under the direction of the Human Resources and Compensation Committee, short, medium and long-term incentives are determined by reviewing the performance of the Company and individual performance. Short term incentive plan payout amounts are based on achievement of established corporate and individual performance and achievement of commitments and leadership attributes.

26	Shaw Communications Inc. Proxy Circular

The following table details the rationale as to how the above quantitative performance measures affect pay decisions for the fiscal 2017 short-term incentive plan payout payments. In addition, the Human Resources and Compensation Committee considers various qualitative performance factors including other business initiatives and strategic transactions.

	Payout Range	Weighting	Fiscal 2017 Payout
Corporate Performance Objectives
1. Operating income before restructuring costs and amortization	• Maximum payment is 120% of corporate performance target achievement • No payment if less than 50% of corporate performance target are not met	20%	19.3%
2 Free cash flow		20%	21.4%
3. Consumer & Wireless RGUs		20%	19.3%
Individual Performance Objectives
1 to 2 metrics approved by direct leader	• Maximum payment is 120% of individual performance target achieved • No payment if individual performance targets are not met	20%	20.0%

Discretionary Performance
Compensation based on individual performance	• Maximum payment is 120% of individual performance target achievement • No payment if individual performance targets are not met	20%	20.0%

a.	Operating Income before Restructuring Costs and Amortization

Operating income before restructuring costs and amortization and the ability to grow this financial measure is one of the key financial metrics driving the valuation of the Company. Targets set at the outset of fiscal 2017 included 12-months of Shaw’s former Business Infrastructure Services division and Shaw Tracking business’ operating income before restructuring costs and amortization. As a result of the divestitures and their impact on results, the Company assessed actual operating income before restructuring costs and amortization performance against fiscal 2017 targets adjusted to exclude the results of the discontinued operations. Operating income before restructuring costs and amortization for fiscal 2017 was $1.997 billion, which reflects a 97% payout relative to the adjusted operating income before restructuring costs and amortization target.

b.	Free Cash Flow

Free cash flow is a key component of the Company’s overall business performance, which supports return of capital initiatives to shareholders and debt reduction, as required. The Company recognizes that free cash flow may fluctuate year-to-year, as capital investments are made to develop and grow the business and as extraneous factors arise. The Company assessed actual free cash flow results against the target set at the outset of fiscal 2017. Free cash flow for fiscal 2017 was $438 million, which reflects a 107% payout based on the original target and payout grid.

c.	Consumer & Wireless RGUs

RGUs are calculated as the number of products sold to customers. For fiscal 2017, the Human Resources and Compensation Committee and the Board approved a target level for the change in Consumer & Wireless RGUs for fiscal 2017 and this target was achieved. As at August 31, 2017, the Consumer & Wireless had approximately 6,378,500 RGUs. During fiscal 2017 Consumer & Wireless RGUs increased by approximately 129,200. This reflects a 97% payout based on the target and payout grid set at the outset of the year.

Proxy Circular Shaw Communications Inc.	27

Fiscal 2018

For fiscal 2018, pay-for-performance will continue to be extended to all leaders and eligible employees with the weighting between company and individual performance differentiated based on leadership level and ability to influence company performance:

•

Company Performance – focused on achieving targets of two measures: (i) operating income before restructuring costs and amortization and (ii) RGU net gain each equally weighted. For the NEOs (except for JR Shaw5), (i) and (ii) are equally weighted at (a) 50% for Bradley S. Shaw and Jay Mehr and (b) 40% for Vito Culmone and Trevor English.

•

Individual Performance – equally weighted between (i) behaviours and (ii) achievement of commitments. For the NEOs (except for JR Shaw[5], Bradley S. Shaw and Jay Mehr), (i) and (ii) equally weighted at 10% for Mr. Culmone and Mr. English.

Restricted Share Units

The Company adopted a Restricted Share Unit Plan under which RSUs may be granted, solely at the discretion of the Human Resources and Compensation Committee, at a value equal to the five-day average of the closing price of one Class B Non-Voting Share on the Toronto Stock Exchange (“TSX”) prior to the grant date (the “Market Value”) for each RSU. The payout date(s) of the RSUs in a grant are set by the Human Resources and Compensation Committee at the time of grant (generally one to three years after grant date). On each dividend payment date for the Class B Non-Voting Shares, additional RSUs are credited to the holder’s RSU account equal to, for each RSU, the amount of the per Class B Non-Voting Share dividend divided by the then current Market Value of a Class B Non-Voting Share provided the holder is still employed on such date. On the payout date, all RSUs with that payout date will become payable by cash payment equal to the then current market value of a Class B Non-Voting Share for each such RSU. For eligible NEOs, the value of RSUs represents 20% of their total annual short term incentive payment.

Performance Share Units

In fiscal 2016, the Company introduced a Performance Share Unit Plan under which PSUs may be granted, solely at the discretion of the Human Resources and Compensation Committee, at a value equal to the Market Value of one Class B Non-Voting Share for each PSU. The payout date(s) of PSUs and performance criteria of the PSUs in a grant are set by the Human Resources and Compensation Committee at the time of grant. A minimum level of performance must be achieved, otherwise the payout is zero, while maximum performance is capped at 150%. On each dividend payment date for the Class B Non-Voting Shares, additional PSUs are credited to the holder’s PSU account equal to, for each PSU, the amount of the per Class B Non-Voting Share dividend divided by the then current Market Value of a Class B Non-Voting Share provided the holder is still employed on such date. On the payout date, all PSUs will become payable by cash payment equal to the then current market value of a Class B Non-Voting Share for each such PSU provided that all of the performance criteria set by the Human Resources and Compensation Committee on the grant date of the PSUs are met.

Long-term Incentives

The purpose of the long-term “at-risk” compensation is to provide additional compensation on a periodic basis to ensure a continued balanced performance focus with the overall objective of creating shareholder value. The benefits of option awards require sustained performance through effective execution of the Company’s strategic initiatives.

Stock option awards are discretionary and are granted by the Human Resources and Compensation Committee from time to time. When stock options are granted, the Company’s current practice is to award options for terms of ten years with 20% of the options in a grant vesting on each of the first through fifth anniversaries of the grant date.

5	JR Shaw’s bonus is calculated and paid pursuant to the provisions of the agreement between the Company and JR Shaw. (See “Statement of Compensation – Employment Contracts”).

28	Shaw Communications Inc. Proxy Circular

The Company has preferred to reward executive performance through the short-term incentive program and, as a result, longer-term incentives such as stock option awards were limited. This decision is, in part, based on the significant equity ownership of two of its NEOs that are members of the Shaw family, which controls the Company through its holdings of Class A Shares and holds a significant interest in Class B Non-Voting Shares (see “Voting Shares and Principal Holders Thereof”).

Stock Option Plan

Options to acquire Class B Non-Voting Shares are granted pursuant to the Company’s stock option plan. The stock option plan of the Company provides that options may be granted to directors, officers, employees and consultants of the Company and for such number of Class B Non-Voting Shares as the Board, or a committee thereof, determines in its discretion, at an exercise price not less than the closing price of the Class B Non-Voting Shares on the Toronto Stock Exchange (“TSX”) on the trading day immediately preceding the date on which the options are granted. An option shall not be immediately exercisable, but rather, shall be exercisable on vesting dates determined by the Board from time to time; provided that the Board may not grant options with vesting terms more favourable than 50% of the original grant on each of the first and second anniversary dates. Unless otherwise determined by the Board, options expire ten years from the date of grant, and subject to limited exceptions, must be exercised while the optionee is a director, officer, employee or consultant of the Company (or within 90 days thereafter). Provision is made in the plan for early termination of options in the event of death or cessation of employment or service arrangement (other than disability or retirement), as the case may be. Options are not transferable or assignable, unless the transfer or assignment is permitted under applicable securities laws and is in respect of options to purchase 10,000 Class B Non-Voting Shares or greater; and provided further that such transfer or assignment is approved by two senior officers of the Company, one of whom must be either the Chief Executive Officer or the Chief Financial Officer of the Company.

The plan provides that: (i) the maximum number of Class B Non-Voting Shares which may be reserved for issuance to insiders of the Company under the plan and all other security based compensation arrangements of the Company is limited to 10% of the number of Class B Non-Voting Shares outstanding at the date of grant (on a non-diluted basis) and (ii) the maximum number of Class B Non-Voting Shares which may be issued to insiders of the Company under the plan and all other security based compensation arrangements of the Company within a one year period is limited to 10% of the number of Class B Non-Voting Shares outstanding at the time of the issuance (on a non-diluted basis). Subject to applicable law and approval of the Board, the Company may provide financial assistance in connection with the exercise of an option, with recourse to the Class B Non-Voting Shares purchased upon such exercise. The plan contains anti-dilution, other adjustment and “change of control” provisions.

The Company’s option plan is the only compensation plan under which it is authorized to issue equity securities. The maximum number of Class B Non-Voting Shares issuable under the stock option plan may not exceed 52,000,000 Class B Non-Voting Shares (being 10.5% of the aggregate number of Class A and B Non-Voting Shares issued and outstanding as at August 31, 2017). As at August 31, 2017, 10,156,205 Class B Non-Voting Shares were issuable on exercise of outstanding options (being 2.0% of the aggregate number of Class A Shares and Class B Non-Voting Shares then issued and outstanding) and 6,127,175 Class B Non-Voting Shares were available for future grant of options under the stock option plan (being 1.2% of the aggregate number of Class A Shares and Class B Non-Voting Shares then issued and outstanding). During fiscal 2017, the Company granted options to purchase 2,923,000 Class B Non-Voting Shares (being 0.6% of the aggregate number of Class A Shares and Class B Non-Voting Shares outstanding as at August 31, 2017).

Proxy Circular Shaw Communications Inc.	29

Equity Compensation Plan Information

Plan Category	Number of securities issuable on exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plan
Equity compensation plans approved by security holders	10,156,205	$24.45	6,127,175

Retirement Plans and Benefits

The Human Resources and Compensation Committee approves participation in the Supplemental Executive Retirement Plan (“SERP”) and the Executive Retirement Plan (“ERP”) for senior executives of the organization (including the NEOs). These plans are designed to reflect the significant contributions that senior executives have made and are expected to make to the Company. The SERP was established in 2001 and closed to new members in June 2012. The ERP was established in 2013. The NEOs also participate in the Company Defined Contribution Plan (“CDCP”) which is available to all eligible employees. The ERP, the SERP and CDCP are described under “Pension Plans.” These plans reflect the Company’s preference to deliver competitive compensation through elements other than equity-based awards.

The NEOs participate in the same group benefit plans as all other employees with the exception of JR Shaw and Bradley S. Shaw.

Employee Share Purchase Plan

An employee share purchase plan (the “ESPP”) was introduced in 1998 to provide employees of the Company with an incentive to increase the profitability of the Company and a means to participate in that increased profitability.

Generally, all non-unionized full-time or part-time employees of the Company and certain of its subsidiaries are eligible to enroll in the ESPP. Executive officers of the Company, including the NEOs, are entitled to participate in the ESPP on the same basis as all other employees of the Company.

Under the ESPP, each participant contributes through payroll deductions up to a maximum of 5% of the participant’s monthly base compensation and the Company matches with a contribution equal to one quarter of the participant’s contribution for those participants with less than ten years of service and one third of the participant’s contribution for those participants with greater than ten years of service. Canadian Western Trust Company, as trustee under the ESPP, or its nominee acquires Class B Non-Voting Shares for the benefit of participants through the facilities of the TSX using monies contributed to the ESPP. A participant may withdraw up to 100% of the shares vested in his or her account up to two times in any 12-month period.

As of August 31, 2017, approximately 71% of eligible employees of the Company participated in the ESPP. At August 31, 2017, an aggregate of 3.25 million Class B Non-Voting Shares were held under the ESPP.

Stock ownership guidelines

Currently, the Company has not adopted guidelines that require minimum levels of share ownership for the NEOs. Since two of the NEOs are members of the Shaw family, there is significant stock ownership among the NEOs as a whole. The Company does not require NEOs to hold stock options after they vest for any particular period of time.

Employment Contracts

In 1997, the Company entered into an agreement with its Executive Chair, JR Shaw, which provides for, among other things, an annual incentive bonus. The agreement recognizes JR Shaw’s central role in founding and building the Company and ensures that the Company retains and utilizes the full benefits of his 50 years

30	Shaw Communications Inc. Proxy Circular

of industry experience. As Executive Chair, JR Shaw continues to provide broad stewardship and strategic vision for the Company. In addition, his stature as a national corporate leader and his positive long-standing reputation with government, regulatory, investor and banking communities enhances the Company’s capacity to achieve its strategic and financial goals.

The agreement with JR Shaw provides for an incentive bonus that is paid to him annually, provided the Company reaches its financial targets. The agreement also specifies that the amount is to be between 0.5% and 1.0% of the Company’s operating income before restructuring costs and amortization (as reported in the Company’s annual consolidated financial statements) calculated excluding the results of Shaw Direct (the “Income Base”) for the year in which it is to be paid. In 2017, JR Shaw received a bonus of $9.6 million which represented approximately 0.54% of the Income Base.

The Company has no change of control or termination agreement with any NEO.

2.	Summary Compensation Table

The following table sets forth compensation earned during the last three financial years of the Company by the NEOs.

Name and Principal Position	Year	Salary $		Share Based Awards(1) $		Option Based Awards(2)(3) $		Non-Equity Annual Incentive Plan Compensation(4) $		Pension Value(5) $	All Other Compensation(6) $		Total Compensation $
JR Shaw(14)	2017	1,200,000		–		–		9,600,000	(7)	–	283,200		11,083,200
Executive Chair	2016	1,355,682	(13)	–		–		9,600,000	(7)	–	252,569		11,208,251
	2015	1,500,000		–		–		10,039,293	(7)	1,298,000	346,420		13,183,713

Bradley Shaw(14)	2017	2,000,000		1,391,500		106,200		5,566,000		2,475,230	432,209		11,971,139
Chief Executive Officer	2016	2,259,470	(13)	1,252,360		90,600		5,009,400		(1,701,990)	327,648		7,237,528
	2015	2,500,000		–		–		5,913,875		4,273,370	453,990		13,141,235
Jay Mehr	2017	1,320,000		822,250		88,500		3,289,000		4,514,230	49,913		10,083,893
President	2016	1,491,250	(13)	740,040		75,500		2,960,160		2,828,010	94,106		8,189,066
	2015	1,650,000		–		–		3,417,900		3,912,370	144,237		9,124,507

Vito Culmone	2017	1,250,000		450,000		70,800		1,800,000		962,000	32,922		4,565,722
Executive Vice President	2016	1,208,333		455,000		60,400		1,820,000		799,833	67,508		4,411,074
& Chief Financial Officer	2015	250,000		–		291,000	(9)	1,000,000		234,000	500,000	(10)	2,275,000
Trevor English(14)	2017	900,000		380,000	(8)	53,100		800,000		730,000	2,047,493	(12)	4,910,593
Executive Vice President	2016	822,159		360,000	(8)	30,200		720,000		706,216	3,049,466	(12)	5,688,041
& Chief Strategy and Business	2015	638,542		–		179,760	(11)	801,000		388,954	–		2,008,256
Development Officer

Notes:

(1)

Amounts reported in fiscal 2017 and 2016 include the grant date fair value of the award of RSUs. The fair value is determined based on the average of the closing prices of the Class B Non-Voting Shares on the Toronto Stock Exchange (the “TSX”) for the five trading days preceding the November 4, 2016 and November 1, 2017 grant date, $26.40 and $28.29, respectively. RSUs vest equally on the first, second, and third anniversaries of the grant date. See “Incentive Plan Awards – Restricted Share Units”. No share based awards were granted to NEOs during Fiscal 2015.

(2)

During fiscal 2017, Bradley S. Shaw, Jay Mehr, Vito Culmone, and Trevor English were granted options to acquire 60,000, 50,000, 40,000, and 30,000 Class B Non-Voting Shares, respectively. Amounts reported in 2017 represent the September 1, 2016 grant date fair value of stock options calculated using the Black-Scholes Option Pricing Model with the following assumptions: expected variability of the Corporation’s Class B Non-Voting Shares – 17.49%, expected dividend yield – 4.52%, risk-free interest rate – 0.78%, and expected life of the options – 7.2 years. The options granted are not immediately exercisable but rather 20% of the original option grant is exercisable on each of the first, second, third, fourth and fifth anniversary dates of September 1, 2016.

(3)

During fiscal 2016, Bradley S. Shaw, Mr. Mehr, Mr. Culmone, and Mr. English were granted options to acquire 60,000, 50,000, 40,000, and 30,000 Class B Non-Voting Shares, respectively. Amounts reported in 2016 represent the January 18, 2016 grant date fair value of stock options calculated using the Black-Scholes Option Pricing Model with the following assumptions: expected variability of the Corporation’s Class B Non-Voting Shares – 17.70%, expected dividend yield – 4.95%, risk-free interest rate – 0.92%, and expected life of the options – 6.7 years. The options granted are not immediately exercisable but rather 20% of the original option grant is exercisable on each of the first, second, third, fourth and fifth anniversary dates of September 1, 2016. Other than as described in note 9 and 11 below, no stock options were granted to the NEOs in 2015.

(4)	Amounts reported represent annual cash payment. (See “Corporate Performance metrics” for a discussion metrics, weightings and payout)
(5)

Amounts reported include all compensatory amounts related to the Company’s defined contribution and defined benefit plans. The SERP and defined benefit component of the ERP are actuarially determined using the projected benefit method and management’s

Proxy Circular Shaw Communications Inc.	31

best estimate of salary escalation and retirement ages of officers. These amounts do not reflect cash figures in the current period. See “Pension Plans.” JR Shaw, Bradley S. Shaw and Mr. Mehr are SERP members and Mr. Culmone and Mr. English are ERP members.

(6)

Amounts reported include employee share purchase plan, transportation, share based dividends and other benefits. If the value of perquisites and benefits does not exceed either $50,000 or 10% of the relevant NEOs total salary, no amount is reported.

(7)

Calculated and paid pursuant to the provisions of the agreement between the Company and JR Shaw, as described under the heading “Compensation Discussion and Analysis – Employment Contracts”. Under the terms of the agreement, provided that the Company reaches its annual financial targets, a bonus shall be paid to JR Shaw in an amount between 0.5% and 1.0% of the Company’s Income Base (as defined in “Compensation Discussion and Analysis – Employment Contracts”) for the year in which it is to be paid. For fiscal 2015 and 2016, JR Shaw received a bonus of $10,039,293 and $9,600,000, respectively, which represented approximately 0.5% of the Income Base. In fiscal 2017, JR Shaw received a bonus of $9,600,000 which represented approximately 0.54% of the Income Base.

(8)

Amounts reported in fiscal 2017 and 2016 for Mr. English include the grant date fair value of the award of PSUs. The fair value is determined based on the average of the closing prices of the Class B Non-Voting Shares on the TSX for the five trading days preceding the November 18, 2016 and November 1, 2017 grant date, $26.01 and $28.29, respectively. PSUs vest on the third anniversary of the grant date provided that the performance criteria set by the Human Resources and Compensation Committee on the grant date are met. See “Incentive Plan Awards – Performance Share Units”. The performance criteria set for the November 18, 2016 and November 1, 2017 PSU grants are three year cumulative targets for: (i) operating income before restructuring costs and amortization, and (ii) consolidated revenue, both of which must be met. In fiscal 2017, the Human Resources and Compensation Committee adjusted the performance criteria for the November 18, 2016 PSU grant to exclude discontinued operations (i.e. Shaw Tracking and ViaWest).

(9)

During fiscal 2015, Mr. Culmone was granted options to acquire 100,000 Class B Non-Voting Shares. The $291,000 amount reported represents the June 1, 2015 grant date fair value using the Black-Scholes option pricing model with the following assumptions: expected variability of the Class B Non-Voting Shares – 20.96%, expected dividend yield – 4.3%, risk-free interest rate – 1.29%, and expected life of the options – 7.2 years. These options vest as to 20% on each of the first, second, third, fourth and fifth anniversaries of the grant date.

(10)	Vito Culmone joined the Company on June 1, 2015. Vito Culmone received a signing bonus of $500,000 in fiscal 2015.
(11)

During fiscal 2015, Mr. English was granted options to acquire 70,000 Class B Non-Voting Shares. The $179,760 amount reported represents the September 1, 2014 grant date fair value using the Black-Scholes option pricing model with the following assumptions: expected variability of the Class B Non-Voting Shares – 18.44%, expected dividend yield – 4.02%, risk-free interest rate – 1.43% and expected life of the options – 5 years. These options vest as to 20% on each of the first, second, third, fourth and fifth anniversaries of the grant date.

(12)

Mr. English received performance/transaction bonuses aggregating to $2,000,000 in recognition of his extraordinary contributions in connection with the successful completion of the divestiture of ViaWest and acquisition of 700 MHz and 2500 MHz wireless spectrum licences spectrum from Quebecor, which both occurred in fiscal 2017. In fiscal 2016, Mr. English also received performance/transaction bonuses aggregating to $3,000,000 in recognition of his extraordinary contributions in connection with the completion of the Company’s two transformational transactions, the acquisition of Freedom Mobile and the divestiture of Shaw Media.

(13)	JR Shaw, Bradley S. Shaw, and Mr. Mehr voluntarily reduced their base salary by 20% effective March 8, 2016.
(14)

JR Shaw and Bradley S. Shaw both served as NEOs and directors of the Company from fiscal 2015 to 2017 and did not receive any compensation for serving as directors. Mr. English does not receive any additional compensation from the Company for sitting on the Corus board.

32	Shaw Communications Inc. Proxy Circular

3.	Option-Based and Share-Based Awards

The following table sets forth details with respect to stock options, RSUs and PSUs held by the NEOs as of August 31, 2017.

	Option Awards				Share Awards
	Number of Securities Underlying Unexercised Options #	Option Exercise Price $	Option Expiry Date	Aggregate Value of Unexercised In-the-Money Options(1) $	Number of Units that have not Vested #		Market or Payout Value of Share Based Awards that have not Vested $		Market or Payout Value of Vested Share Based Awards Not Paid Out or Distributed $
Bradley S. Shaw	50,000	20.82	01-Jul-2018
Chief Executive Officer	300,000	19.54	30-Jun-2019	$3,179,800	47,441	(3)	$1,321,706	(4)	–
	60,000	23.96	31-Aug-2025		49,193	(2)	$1,391,500	(5)
	60,000	26.23	31-Aug-2026
Jay Mehr	200,000	19.54	30-Jun-2019
President	50,000	23.96	31-Aug-2025	$1,940,500	28,033	(3)	$780,999	(4)	–
	50,000	26.23	31-Aug-2026		29,069	(2)	$822,250	(5)
Vito Culmone	100,000	27.45	01-Jun-2025
Executive Vice President and	40,000	23.96	31-Aug-2025	$262,200	17,236	(3)	$480,195	(4)
Chief Financial Officer	40,000	26.23	31-Aug-2026		15,908	(2)	$450,000	(5)
Trevor English	10,000	20.82	01-Jul-2018
Executive Vice President and	60,000	19.54	30-Jun-2019	$729,400	13,740	(3)	$382,796	(4)	–
Chief Strategy and Business	70,000	27.39	31-Aug-2024		13,433	(2)	$380,000	(5)
Development Officer	20,000	23.96	31-Aug-2025
	30,000	26.23	31-Aug-2026

Notes:

(1)

Based on the difference between the market value of $27.86, which is the closing price for the Class B Non-Voting Shares on TSX on August 31, 2017, and the exercise price of the options (both vested and unvested).

(2)

The number of PSUs and RSUs granted is determined by dividing the grant date fair value by the five-day average closing price of $28.29 per Class B Non-Voting Share on the TSX for the November 1, 2017 grant date.

(3)

The number of PSUs and RSUs granted is determined by dividing the grant date fair value by the five day average closing price of $26.04 and $26.01 per Class B Non-Voting Share on the TSX for the November 4 and 18, 2016 grant dates, respectively.

(4)	The market value is based on the closing price per Class B Non-Voting Share on the TSX on August 31, 2017.
(5)

The market value is the grant date fair value of the award of PSUs and RSUs. The fair value is determined based on the average of the closing price per Class B Non-Voting Share on the TSX for the five trading days preceding the November 1, 2017 grant date.

During fiscal 2017, the following NEOs exercised options:

	Number of Options Exercised	Realized Benefit $
Bradley S. Shaw	400,000	1,332,680
Jay Mehr	108,000	451,893
Trevor English	80,000	248,000

Incentive Plan Awards – Value Vested or Earned During the Year

The following table sets forth details on the vesting and payouts of awards under the Company’s incentive plans for the NEOs during the fiscal year ended August 31, 2017.

	Option- Based Awards Value Vested During the Year(1) $	Share- Based Awards Value Vested During the Year $	Non-Equity Incentive Plan Compensation-Value Earned During the Year(2) $
JR Shaw, Executive Chair	–	–	9,600,000
Bradley S. Shaw, Chief Executive Officer	27,240	–	5,566,000
Jay Mehr, President	22,700	–	3,289,000
Vito Culmone, Executive Vice President & Chief Financial Officer	48,960	–	1,800,000
Trevor English, Executive Vice President & Chief Strategy and Business Development Officer	(7,160)	–	800,000

Proxy Circular Shaw Communications Inc.	33

Notes:

(1)

Amounts reported represent the aggregate dollar value that would have been realized if all options that vested during fiscal 2017 were exercised on the vesting date. The value is calculated as the difference between the market value on the vesting date and the exercise price of the options. The market value was $26.23 per Class B Non-Voting Share on September 1, 2016 and $28.99 per Class B Non-Voting Share on June 1, 2017.

(2)	Amounts reported represent actual annual cash payment.

4.	Pension Plans

During fiscal 2017, the Company maintained defined contribution pension plans and a defined benefit pension plan, as described below, in which the NEOs participate.

Company Defined Contribution Plan (CDCP)

The Company has a defined contribution pension plan which is available to all eligible employees. Under this plan, the Company makes annual contributions up to a maximum of 5% of each employee’s annual salary (or a maximum of 10% for certain senior leaders including the NEOs). Funds are accumulated under the employee’s name and used on retirement to purchase one of several types of annuities at the option of the employee. As a defined contribution plan, this pension plan of the Company is fully funded and is not subject to surpluses or deficiencies.

Supplemental Executive Retirement Plan (SERP)

Effective September 1, 2002, the Company established a SERP for its most senior executive officers. The SERP is a non-contributory defined benefit pension plan. The SERP was closed to new members in June 2012. The SERP has three active and 12 retired members.

Benefits under the SERP are based on the senior executive officer’s length of service and his or her SERP pensionable earnings. SERP pensionable earnings is defined as the sum of the:

(1)	average of the three highest base salary years; and

(2)	average of the three years where the sum of the cash short-term incentive plan payout, RSU and PSU grant values was the highest;

during his or her years of service with the Company.

For fiscal years 2012 and later, the base salary for purposes of determining SERP pensionable earnings was fixed at the senior executive officer’s fiscal 2012 base salary. The SERP provides for payments equal to 5% of SERP pensionable earnings for each of the first ten years of SERP membership and 1.5% for each year of SERP membership thereafter. The maximum annual pension that a senior executive officer may earn under the SERP is 70% of SERP pensionable earnings. The SERP pension will be subject to an adjustment for early retirement for senior executive officers retiring prior to (i) age 60 and five years of SERP eligible service, or (ii) age 55 and 10 years of SERP eligible service.

A senior executive officer of the Company must be in a SERP-eligible position for five years to qualify to receive a pension. Senior executive officers who retire at age 60 or later will receive a full pension as will those senior executive officers who retire after age 55 with ten years of SERP-eligible service. Senior executive officers between the ages of 55 and 60 with less than ten years of SERP-eligible service and senior executive officers between the ages of 50 and 55 with 15 years of SERP-eligible service are eligible to retire with a discounted pension.

Executive Retirement Plan (ERP)

Effective January 1, 2013, the Company established the ERP for senior executive officers who are not members of the SERP. The ERP is a non-contributory pension plan with a defined benefit component and a defined contribution component, designed to be market competitive and provide long-term financial security to senior executive officers.

34	Shaw Communications Inc. Proxy Circular

Benefits under the defined benefit component of the ERP are based on the officer’s length of service in the plan and his or her highest three-year average rate of ERP eligible earnings (base salary plus annual cash short-term incentive plan payout plus PSU and RSU grant values) during his or her ten final years of credited service in the ERP. The ERP provides for payments equal to 1% of ERP eligible earnings for each year of credited service in the ERP. Officers who retire at age 62 or later will receive a full pension. Officers between the ages of 55 and 62 are eligible to retire with a discounted pension.

For the defined contribution component of the ERP, the Company makes annual contributions of 10% of each member’s ERP eligible earnings (base salary plus annual cash short-term incentive plan payout plus RSU and PSU grant values). The defined contribution component of the ERP is fully funded and is not subject to surpluses or deficiencies.

An executive officer of the Company must be employed at Shaw for one year to qualify to receive a pension.

Pension Plan Tables

The following table presents the benefits accumulated under the CDCP and the defined contribution component of the ERP for the NEOs. The actual benefits payable upon retirement will be determined by the size of each participant’s account values (based on the amount of actual contribution and realized investment returns) and any interest earned to the time benefits commence.

Name(1)	Pension Plan	Accumulated Value at September 1, 2016 $	Compensatory(2) $	Non- Compensatory(3) $	Accumulated Value at August 31, 2017 $
Bradley S. Shaw, Chief Executive Officer	CDCP	737,702	26,230	41,474	805,406
Jay Mehr, President	CDCP	476,508	26,230	26,605	529,343
Vito Culmone, Executive Vice President &	CDCP	55,067	26,230	3,400	84,697
Chief Financial Officer	ERP	326,328	323,770	62,327	712,425
Trevor English, Executive Vice President & Chief	CDCP	329,629	26,230	18,637	374,496
Strategy and Business Development Officer	ERP	591,960	381,770	50,345	1,024,075

Notes:

(1)	No accumulated funds remain in the CDCP for JR Shaw as he was required to move funds from the plan by age 71.
(2)	Includes contributions paid by the Company.
(3)	Includes regular investment income credited to the accounts during the financial year.

The following table presents the credited number of years of service at August 31, 2017 and the estimated annual retirement benefits payable to NEOs under the SERP and the defined benefit component of the ERP for the NEOs for service up to August 31, 2017 and at normal retirement (age 65 – SERP, age 62 – ERP). In addition, the total accrued pension obligation for each NEO is shown along with the changes to the obligation during the financial year ended August 31, 2017.

Name	Pension Plan	Number of Years of Credited Service(1)(6) #	Annual Benefits Payable(1)(2)		Accrued Obligation at September 1, 2016(3) $	Compensatory Change(4) $	Non- Compensatory Change(5) $	Accrued Obligation at August 31, 2017(3) $
			At Year End $	At Retirement $
JR Shaw	SERP	52	8,361,000	8,361,000	67,613,000	–	(1,845,000)	65,768,000
Bradley S. Shaw	SERP	22	4,903,000	6,620,000	107,572,000	2,449,000	(18,460,000)	91,561,000
Jay Mehr	SERP	7	1,161,000	3,597,000	28,612,000	4,488,000	(6,705,000)	26,395,000
Vito Culmone	ERP	2	85,000	506,000	765,000	612,000	(10,000)	1,367,000
Trevor English	ERP	5	141,000	1,093,000	1,181,000	322,000	(155,000)	1,348,000

Notes:

(1)	Rounded to nearest whole year as of August 31, 2017.
(2)	If the NEO exceeds age 65 the current age is used.
(3)

Amounts represent the actuarial value of projected benefits for service to the date indicated. The calculation uses actuarial assumptions and methods which are consistent with those used for calculating pension obligations disclosed in the Company’s consolidated financial statements.

(4)	Amounts represent the projected pension benefit for service in the year plus the change in accrued obligation due to differences between actual and assumed compensation for the year.
(5)	Amounts represent the impact of interest on the net obligation, changes in the interest assumption, and any other experience gains and losses.
(6)	“Number of Years of Credited Service” is the number of years from the date a NEO entered into the SERP or ERP Plan which may differ from a NEO’s actual years of service at the Company.

Proxy Circular Shaw Communications Inc.	35

The Company’s obligations and related costs of the SERP benefits and the defined benefit component of the ERP are actuarially determined using the projected benefit method, pro-rated on service, and management’s best estimate of salary escalation and retirement ages of officers.

The accrued benefit obligation of the SERP at August 31, 2017 was $518 million and the fair value of the Plan assets was $419 million.

In the event of a change of control of, or merger involving, the Company, the SERP and ERP become fully vested and fully funded immediately.

Further information with respect to the SERP and the defined benefit component of the ERP, and the Company’s accounting policy with respect thereto, is set forth in Notes 2 and 26 to the audited annual consolidated financial statements of the Company for the year ended August 31, 2017.

5.	Compensation of Directors

Directors of the Company are currently remunerated for their services as directors according to the fee schedule set forth in the table below.

Type of Fee	Amount $	Total Fees Paid to Directors During Fiscal 2017 $
Annual Board Member Retainer Fee(1)	$65,000	$1,957,084
Annual Lead Director Retainer Fee	$75,000	$75,000
Annual Committee Member Retainer Fee	$6,000	$81,886
Annual Corporate Governance and Nominating Committee Chair Retainer Fee(2)	$15,000	$13,333
Annual Human Resources and Compensation Committee Chair Retainer Fee(2)	$15,000	$15,000
Annual Audit Committee Chair Retainer Fee(2)	$40,000	$40,000
Board and Committee Attendance Fee (per meeting)	$1,500	$244,500
Total		$2,426,803

Notes:

(1)

Each independent director also receives a grant of DSUs each year. For fiscal 2017 the grant was 3,765 DSUs valued at $105,075 which is included in the total fee amount of $1,957,084. The fair value is determined based on the closing price at which the Class B Non-Voting Shares were traded on the TSX on the grant date.

(2)

The annual Committee Chair Retainer Fees include the $6,000 annual retainer fee paid to the Committee Chair as a member of the committee. In January, the annual Corporate Governance and Nominating Committee Chair Retainer Fee increased to $15,000. The Corporate Governance and Nominating Committee Chair Retainer Fee of $13,333 reported for fiscal 2017 is a prorated amount.

The fees paid to directors of the Company are payable in Canadian dollars for directors resident in Canada and in U.S. dollars for all other directors. The Company also reimburses directors for out-of-pocket expenses incurred in attending Board and committee meetings.

During fiscal 2017, the Company’s director compensation was benchmarked against a comparator group by Willis Towers Watson. In order to maintain director compensation at or above the market median, the Company will continue to benchmark against a comparator group and adjust fees using a mix of cash and DSUs.

36	Shaw Communications Inc. Proxy Circular

Director Compensation Table

The following table sets out the compensation paid to each of the Company’s directors for the financial year ended August 31, 2017. Fees earned are paid in cash or paid in DSUs as elected by each director. See also “DDSU Plan”. Directors who are also employees of the Company or its subsidiaries receive no remuneration as directors.

Name(5)(6)	Fees Earned - Paid in Cash $(2)	Fees Earned - Paid in DSU(1) $	Share- Based Awards $(3)		All Other Compensation $(4)	Total $
Adrian I. Burns	96,500	–	105,075		65,640	267,215
George F. Galbraith	34,957	–	–	(7)	28,700	63,657
Richard R. Green	16,869	102,829	105,075		67,623	292,396
Lynda Haverstock	93,500	–	105,075		47,429	246,005
Gregg Keating	–	93,500	105,075		67,063	265,638
Michael W. O’Brien	130,500	–	105,075		71,066	306,642
Paul K. Pew	–	178,833	105,075		102,432	386,340
Jeffrey C. Royer	–	89,000	105,075		98,160	292,236
JC Sparkman	123,709	–	105,075		61,056	289,840
Carl E. Vogel	58,890	58,890	105,075		33,928	256,784
Sheila C. Weatherill	–	90,500	105,075		57,657	253,232
Willard H. Yuill	102,500	–	105,075		36,877	244,452

Notes:

(1)	DSUs are credited to a director’s DSU account based on dividing the cash value of the compensation by the average of the high and low prices of the Class B Non-Voting Shares on the compensation dates.
(2)

Cash Amounts paid to Richard R. Green, JC Sparkman and Carl E. Vogel, residents of the U.S., are payable in U.S. dollars and have been translated into Canadian dollars at the applicable monthly average exchange rates.

(3)

Amounts represent the grant date fair value of the award of 3,765 DSUs to each director. The fair value is determined based on the closing price at which the Class B Non-Voting Shares were traded on the TSX on the grant date.

(4)	Includes the dollar value of notional dividends paid or payable in DSUs.
(5)

Compensation Disclosure for JR Shaw and Bradley S. Shaw who were both NEOs and directors in fiscal 2017, can be found in the “Summary Compensation Table”. In fiscal 2017, JR Shaw and Bradley S. Shaw did not receive compensation for serving as directors of the Company.

(6)	In fiscal 2017, Peter Bissonnette and Jim Shaw did not receive any compensation for serving as directors of the Company.
(7)	George F. Galbraith was a director until January 2017 and did not receive the annual DSU grant.

Outstanding Option-Based Awards

The following table sets forth details with respect to stock options held by the directors of the Company, other than those that are NEOs, as of August 31, 2017.

Name(2)	Number of Securities Underlying Unexercised Options #	Option Exercise Price $	Option Expiry Date	Aggregate Value of Unexercised In- the-Money Options(1) $
Adrian I. Burns	50,000	26.20	30-Oct-2017	83,000
Richard R. Green	30,000	19.17	02-Jul-2020	260,700
Gregg Keating	50,000	26.20	30-Oct-2017	83,000
Jeffrey C. Royer	50,000	26.20	30-Oct-2017	83,000
JC Sparkman	50,000	26.20	30-Oct-2017	83,000
Sheila C. Weatherill	70,000	21.31	20-Jan-2019	458,500
Willard H. Yuill	50,000	26.20	30-Oct-2017	83,000

Notes:

(1)	Based on the difference between the market value of $27.86 per Class B Non-Voting Common Share on August 31, 2017 and the exercise price of the options.
(2)	Disclosure for JR Shaw and Brad Shaw who are both NEOs and directors in fiscal 2017, can be found in “Incentive Plan Awards” the “Summary Compensation Table”

Incentive Plan Awards – Value Vested or Earned During the Year

No incentive plan awards to any of the Directors value vested or were earned during fiscal 2017.

Proxy Circular Shaw Communications Inc.	37

DDSU Plan

The Company has a Directors’ Deferred Share Unit Plan (“DDSU Plan”) under which directors may elect to receive 25%, 50%, 75% or 100% of their annual cash compensation in the form of deferred share units (“DSUs”), provided that any director who has not met the applicable share ownership guideline is generally required to elect to receive at least 25% of his or her annual compensation in DSUs. The number of DSUs to be credited to a director’s account equals such amount of compensation allocated to the DDSU Plan divided by the then current market value of a Class B Non-Voting Share. On each dividend payment date for the Class B Non-Voting Shares, a number of additional DSUs is credited to the director’s DSU account equal to, for each DSU, the amount of the per Class B Non-Voting Share dividend divided by the then current market value of a Class B Non-Voting Share. When the director ceases to be a director, the DSUs will be payable by a cash payment equal to the current market value of a Class B Non-Voting Share for each DSU at the time of payout.

Share Ownership Guideline

The Board supports ownership of the Company’s shares by its directors and has established a related share ownership guideline. The guideline level of ownership by each director is such number of Class A Shares, Class B Non-Voting Shares and DSUs having an aggregate market value of at least $250,000. As previously stated, any director who has not met the share ownership guideline is generally required to elect to receive at least 25% of his or her annual compensation in DSUs. Each of the nominee directors meets the share ownership guidelines, with the exception of Mike Sievert who has just been nominated to stand for election to the Board at the January 11, 2018 annual general meeting.

The directors nominated for election at the Meetings as a group own or control a 12.2% economic interest in all of the Company’s outstanding share capital, divided as follows: 11.2% by the Shaw family, as controlling shareholders, and 1.1% by those nominee directors who are not members of the Shaw family. For these non-controlling nominee directors, this represents an average ownership position in excess of 13 million6. The median value of equity (common shares and DSUs) held by these non-controlling nominee directors is approximately 2.8 million7.

For information concerning the shares, DSUs and options held by each director nominated for election at the Meeting, see the tables under “Business of the Meeting – Election of Directors”.

6	The average ownership position is calculated using of $29.99 per Class A Share and $28.30 per Class B Non-Voting Share, being the closing prices on November 27, 2017.
7

The median value of equity (common shares and DSUs) held by the non-controlling nominee directors is calculated using of $29.99 per Class A Share and $28.30 per Class B Non-Voting Share, being the closing prices on November 27, 2017.

38	Shaw Communications Inc. Proxy Circular

STATEMENT OF CORPORATE GOVERNANCE

The Board and management of the Company recognize that effective corporate governance is central to the prudent direction and operation of the Company in a manner that ultimately enhances shareholder value. The following discussion outlines the Company’s approach toward corporate governance policies and practices.

The Company’s corporate governance practices and policies have been developed under the stewardship of the Corporate Governance and Nominating Committee of the Board in response to evolving laws and best practices, including the policies of the Canadian Securities Administrators, the TSX and the NYSE as well as the Sarbanes Oxley Act.

1.	Board & Committee Membership and Independence

As of the date hereof, the Board is comprised of 15 directors, which will increase to 16 if all of the proposed nominees are elected at the January 11, 2018 Annual General Meeting. The Board members and their committee membership are identified in the table below.

The Board defines a director to be “independent” if he or she has no direct or indirect material relationship with the Company, as determined by the Board in consultation with the Corporate Governance and Nominating Committee. A “material relationship” is a relationship which, in the Board’s view, could reasonably be expected to interfere with the exercise of a director’s independent judgment. Based on a review of the applicable factual circumstances, including financial, contractual and other relationships, the Board, in consultation with the Corporate Governance and Nominating Committee, has determined that 11 Board members, being 73% of the current Board (and 12 Board members, being 75% of the proposed nominees), are independent as outlined in the table below.

Director(6)(7)(8)	Audit Committee	Corporate Governance & Nominating Committee	Human Resources & Compensation Committee	Executive Committee	Independence Analysis
Peter J. Bissonnette					Not Independent(1)
Adrian I. Burns		X		X	Independent
Richard R. Green	X				Independent
Lynda Haverstock			X		Independent
Gregg Keating			X		Independent
Michael W. O’Brien	Chair			X	Independent
Paul K. Pew		Chair		X	Independent
Jeffery C. Royer	X				Independent
Bradley S. Shaw				X	Not Independent(2)(5)
Jim Shaw					Not Independent(3)(5)
JR Shaw				Chair	Not Independent(4)(5)
JC Sparkman			X	X	Independent
Carl E. Vogel		X			Independent
Sheila C. Weatherill		X			Independent
Willard H. Yuill			Chair		Independent

Notes:

(1)	Executive Officer of the Company in the last three years. Peter J. Bissonnette served as the President of the Company until August 31, 2015.
(2)	Bradley S. Shaw is the Chief Executive Officer of the Company.
(3)	Jim Shaw is the Vice Chair and former Chief Executive Officer of the Company.
(4)	JR Shaw is the founder and Executive Chair of the Company.
(5)

JR Shaw is the father of brothers, Jim Shaw and Bradley S. Shaw. JR Shaw, Jim Shaw and Bradley S. Shaw are deemed to be, or are related to, the Company’s controlling shareholder through the Shaw Family Living Trust and its trustee as described under the heading “Voting Procedures – Voting Shares and Principal Holders Thereof”.

(6)	George F. Galbraith, who is independent, did not stand for re-election at the January 12, 2017 Annual General Meeting.
(7)	Mike Sievert, who is independent, will stand for election at the January 11, 2018 Annual General Meeting.
(8)	Further details about each nominee for election to the Board at the Meeting is provided under the heading “Business of the Meeting – Election of Directors”.

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The Company does not have a mandatory retirement policy or term limit policy for members of the Board and rather assesses board renewal as part of its annual board and committee assessments. The Company considers it important to retain directors who hold significant investments in the Company on its board of directors, particularly those with significant and unique business experience in the industry. A significant financial stake strongly motivates independent thinking and analysis and brings a long-term perspective which is beneficial to the Company and all of its shareholders. The Company believes that it is a preferred practice to retain the benefit of director insight from related industry, regulatory or technological experience. This is particularly significant for the Company given the narrow field of candidates who have experience in this unique, regulated sector in Canada. The Company considers that a director term limit in the context of a controlled corporation where a controlling shareholder would be required to step down as a director after serving for a stipulated period of time is inappropriate. The relationship between the Company and its controlling shareholder is unique and a valuable element of the Company’s leadership, culture and governance.

2.	Board of Directors

The Board has established a written Board mandate which is reviewed on a regular basis and updated as considered appropriate by the Corporate Governance and Nominating Committee and the Board. A copy of the Board mandate is included as Exhibit A to this proxy circular.

Duties

The Board has responsibility for supervising and overseeing management of the business and affairs of the Company. The Board’s duties include to:

•	appoint senior management;
•	review performance of, and approve compensation of, senior management;
•	monitor plans for succession, training and development;
•	satisfy itself as to the integrity of senior management and ensure that senior management maintains a culture of integrity throughout the Company;
•	approve the Company’s strategic objectives, business plans and budgets as discussed below;
•	approve significant strategic transactions, including significant acquisitions, dispositions and financings;
•	identify and assess the principal risks inherent in the business activities of the Company and ensure that management takes reasonable steps to implement appropriate systems to manage such risks;
•

ensure that the operational and financial performance of the Company, as well as any developments that may have a significant and material impact on the Company, are adequately reported to shareholders, regulators and stakeholders on a timely and regular basis; and

•	develop, implement and oversee a disclosure policy to enable the Company to communicate effectively with its shareholders and other stakeholders.

Certain responsibilities and powers of the Board have been delegated to committees of the Board as outlined below.

Strategic Planning

With respect to strategic planning, the Board establishes strategic objectives for the Company, reviews and approves management’s strategic plans and budgets, and reviews emerging trends, opportunities, risks and issues with management. The Board reviews adjustments to management’s budgets, plans and objectives as may be required during the year.

The Board receives regular updates from management on strategic developments (generally eight times per year) and presentations are given at regularly scheduled meetings or at dedicated strategic planning meetings where topics that are strategic to the Company’s performance and prospects are explored in depth. In fiscal 2017, strategic sessions of the Board were undertaken in separate meetings in October and April. See “Statement of Corporate Governance – Orientation & Continuing Education”.

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Executive Chair

JR Shaw is the Board’s Executive Chair. As such, he has overall responsibility for the stewardship of the Company.

The Executive Chair fulfills the role of chair of the Board, which position is described in the Company’s Board mandate. Responsibilities of the Executive Chair include to:

•	facilitate effective operation and management of, and provide leadership to, the Board;
•	act as chair of meetings of the Board;
•	assist in setting the agenda for each meeting of the Board and otherwise bring forward for consideration matters within the mandate of the Board;
•	facilitate the Board’s interaction with management;
•	act as a resource and mentor and provide leadership for other members of the Board; and
•	perform such other duties and responsibilities as may be delegated to the Executive Chair by the Board.

Lead Director

Paul K. Pew, an independent director, was appointed in January 2015 as the Company’s third Lead Director since creating the position in 2004. The Lead Director’s role is to provide leadership to the Company’s independent directors, serve as an independent leadership contact for the directors and maintain and enhance the quality of the Company’s corporate governance practices. As such the Lead Director also serves as Chair of the Corporate Governance and Nominating Committee. A Lead Director serves for a term of five to seven years.

The terms of reference for the Lead Director are set out in the Company’s Board mandate and include to:

•	in conjunction with the Corporate Governance and Nominating Committee of the Board, provide leadership to ensure that the Board functions independently of management;
•	in the absence of the Executive Chair and the Vice Chair, act as chair of meetings of the Board and chair all in camera meetings of the independent directors;
•	recommend, where necessary, the holding of special meetings of the Board;
•	review with the Executive Chair and Chief Executive Officer items of importance for consideration by the Board;
•

as may be required from time to time, consult and meet with any or all of the independent directors and represent independent directors in discussions with management on corporate governance issues and other matters;

•	serve as Board ombudsman, so as to ensure that questions or comments of individual directors are heard and addressed;
•

with the Corporate Governance and Nominating Committee, ensure that the Board, committees of the Board, individual directors and senior management understand and discharge their duties and obligations under the Company’s system of corporate governance;

•	mentor and counsel new members of the Board to assist them in becoming active and effective directors;
•	with the Corporate Governance and Nominating Committee, facilitate the process of conducting director evaluations;
•	with the Corporate Governance and Nominating Committee, promote best practices and high standards of corporate governance; and
•	perform such other duties and responsibilities as may be delegated to the Lead Director by the Board.

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Attendance Record

The Board attendance record for fiscal 2017 is outlined below.

Director	Audit Committee	Corporate Governance & Nominating Committee	Human Resources & Compensation Committee	Committees(1) (Total)	Board		Overall Attendance
Peter J. Bissonnette					8/9		8/9 (89%)
Adrian I. Burns		4/4		4/4	9/9		13/13 (100%)
George F. Galbraith(2)	2/2			2/2	4/4		6/6 (100%)
Richard R. Green	4/4			4/4	9/9		13/13 (100%)
Lynda Haverstock			6/6	6/6	9/9		15/15 (100%)
Gregg Keating			6/6	6/6	9/9		15/15 (100%)
Michael W. O’Brien	4/4			4/4	9/9		13/13 (100%)
Paul K. Pew		4/4		4/4	9/9		13/13 (100%)
Jeffrey C. Royer	4/4			4/4	8/9		12/13 (92%)
Bradley S. Shaw					9/9		9/9 (100%)
Jim Shaw					9/9		9/9 (100%)
JR Shaw					9/9		9/9 (100%)
JC Sparkman			4/6	4/6	7/9		11/15 (73%)
Carl E. Vogel		4/4		4/4	8/9	(3)	12/13 (92%)
Sheila C. Weatherill		4/4		4/4	9/9		13/13 (100%)
Willard H. Yuill			6/6	6/6	9/9		15/15 (100%)

Note:

(1)	No Executive Committee meetings were required in fiscal 2017.
(2)	George F. Galbraith was a director until January 2017 and did not stand for re-election at the January 12, 2017 Annual General Meeting.
(3)	Carl Vogel recused himself from one of the meetings on account of a possible conflict with a transaction.

In Camera Sessions

The Board mandate provides that the Board shall hold, in conjunction with each Board meeting, “in camera” sessions at which non-independent directors and members of management are not in attendance. At each in camera session the independent directors meet with the Executive Chair and the Chief Executive Officer without any other member of management, subsequently with the Executive Chair alone and finally without any member of management or the Executive Chair. The Lead Director chairs the independent directors’ in camera sessions.

The committees of the Board met in camera in fiscal 2017 as follows:

Audit Committee	4 times
Corporate Governance and Nominating Committee	4 times
Human Resources and Compensation Committee	6 times

Interlocking Directorships

The interlocking directorships are listed below. The Board is of the view that neither of these interlocking directorships affects the independence of the respective members of the Board.

Issuer	Director	Position with Issuer
Liberty Global, Inc.	Richard R. Green	director and member the nominating and corporate governance committee
	JC Sparkman	director and chair of the compensation committee and member of nominating and corporate governance and succession planning committees

Universal Electronics Inc.	JC Sparkman	director and chair of the compensation committee and member of the corporate governance and nominating committee
	Carl E. Vogel	director and member of the audit committee

The Board addresses interlocking directorships on a case-by-case basis. The Corporate Governance and Nominating Committee considers the effect of interlocking directorships on director independence when considering nominees as new directors. Existing directors are subject to the Company’s Outside Directorship Guidelines.

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Committees of the Board

Subject to applicable law, the Board delegates certain of its powers, duties and responsibilities to committees of the Board. The Board has established four standing committees as discussed below.

3.	Audit Committee

The Audit Committee is comprised of Michael W. O’Brien (Chair), Richard R. Green, and Jeffrey C. Royer8. Each member of the Audit Committee is an independent director and is considered to be financially literate. Each of Michael W. O’Brien and Jeffrey C. Royer also qualify as a “financial expert” under the Sarbanes-Oxley Act and other applicable regulatory requirements.

A copy of the Audit Committee charter is included in the Company’s Annual Information Form and is available on the Company’s website which was updated in fiscal 2016.

Duties

The Audit Committee is responsible for overseeing the integrity of the Company’s financial reporting process. In this regard, the Audit Committee duties include oversight of:

•	the integrity of the Company’s financial statements and related information;
•	management’s processes for assessing and reporting on the effectiveness of internal controls;
•

the external and internal auditors (including review of the audit plan with the external auditors and the Company’s senior management) and evaluation of the qualification, effectiveness and independence of the external and internal auditors;

•	the Company’s compliance with legal and regulatory requirements relating to public disclosure and financial reporting; and
•	the Company’s processes for identifying, assessing and managing risks and the Company’s financing strategy.

With respect to internal controls over financial reporting, the Company has conducted an evaluation of the effectiveness of its system of internal controls over financial reporting and concluded that the Company’s system of internal controls over financial reporting was effective as of August 31, 2017 and that the Company is in compliance with the requirements of Section 302 of the Sarbanes-Oxley Act.

Internal Audit and Advisory Services

The Audit Committee is also responsible for overseeing the work of the Company’s Internal Audit and Advisory Services department whose mandate is to provide independent and objective audit and advisory services in order to evaluate and improve the effectiveness of the Company’s governance, internal controls, disclosure processes and risk management activities. In that regard, the Audit Committee oversees the work of the Internal Audit and Advisory Services department and all reports issued by the Internal Audit and Advisory Services department.

Risks

The Audit Committee reviews:

•	management’s processes for identifying, assessing and managing the principal risks to the Company and its businesses;

8

The Audit Committee also included George F. Galbraith, who was considered financially literate, until January 12, 2017. Mr. Galbraith was a director until January 12, 2017 and did not stand for re-election at the January 12, 2017 Annual General Meeting.

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•	the major risk exposures and trends identified by the Company’s management and its implementation of risk policies and procedures to monitor and manage such exposure; and
•	the Company’s risk disclosure in its annual and interim materials.

As part of this process, the Audit Committee regularly reviews reports and discusses significant financial statement or audit risks with the Company’s external auditors. The Audit Committee undertakes a further review of the significant corporate level risks through the Enterprise Risk Management program (“ERM”). The ERM is a performance focused process designed to identify and manage significant corporate level risks that could impact the achievement of our strategic objectives. The Company’s executives meet quarterly to: (1) review and update significant corporate level risks; (2) assess such corporate level risks in terms of likelihood and magnitude of impact, (3) review the response strategy, and (4) monitor progress. The Company’s executives provided an ERM report to the Board in April, 2017, with updates to be provided at least annually. The significant risks and uncertainties affecting the Company and its business are discussed in the Company’s 2017 Annual Report under “Introduction to the Business – Known Events, Trends, Risks and Uncertainties in Management’s Discussion and Analysis”.

Whistleblower and Fraud

As part of its oversight of the integrity of the Company’s internal controls, the Audit Committee specifically reviews and addresses fraud prevention and other procedures. Under the Company’s Business Conduct Standards, the Company has implemented procedures to ensure that concerns and complaints with respect to accounting, auditing, internal control and public disclosure matters, among others, are brought to the attention of the Chair of the Audit Committee.

Chair

The mandate of the Audit Committee outlines the chair’s responsibilities, which include: organizing the committee’s affairs, chairing its meetings, providing guidance to the members, retaining outside experts as required and reporting to the Board on the Audit Committee’s work.

4.	Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is comprised of Paul K. Pew (Chair), Adrian I. Burns, Carl E. Vogel and Sheila C. Weatherill. Each member of the Corporate Governance and Nominating Committee is an independent director.

A copy of the Corporate Governance and Nominating Committee charter is available on the Company’s website at www.shaw.ca.

Duties

The Corporate Governance and Nominating Committee is responsible for developing and monitoring the Company’s approach to corporate governance in accordance with good corporate practice, applicable laws and policies. In particular, the Corporate Governance and Nominating Committee is responsible for overseeing the role, composition, structure and effectiveness of the Board and its committees. In this regard, the Corporate Governance and Nominating Committee’s duties include to:

•	establish and review the mandates of the Board and its committees;
•	identify and evaluate candidates for nomination to the Board;
•	oversee the orientation and education programs for directors;
•	assess the effectiveness of the Board, its committees and individual directors;
•

establish, review and assess compliance with general corporate policies and practices, such as the business conduct standards, the related party transaction policies, communications policies, and securities trading guidelines; and

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•	manage the orderly succession of directors to maintain an appropriate complement of experience and skills on the Board.

Nomination of Directors

In consultation with the Executive Chair, Chief Executive Officer and the Lead Director, the Corporate Governance and Nominating Committee identifies potential candidates for the Board, reviews their qualifications and makes recommendations on candidates to the Board. In particular, the Corporate Governance and Nominating Committee assesses, among other factors, industry experience, functional expertise, financial literacy and expertise, board experience and background having regard for the Company’s strategic direction, opportunities and risks. To assist with the director nomination process, the Company has adopted a number of tools and strategies including: a director skills matrix; engaging external consultants; and developing model director profile(s).

The Corporate Governance and Nominating Committee believes that the Board should be comprised of directors with a broad range of experiences and expertise. In consultation with the Executive Chair and Chief Executive Officer, the Corporate Governance and Nominating Committee uses a skills matrix to identify director skills, competencies and conducts a gap analysis to identify areas that can be improved for the Board to carry out its mandate effectively. The results from the skills matrix analysis are used to identify the skills, competencies, and personal attributes for model director profile(s) created by the Corporate Governance and Nominating Committee, with the support of external consultants, the Executive Chair and the Chief Executive Officer. Model director profile(s) assist the Corporate Governance and Nominating Committee to identify and target potential director candidates possessing the skills, competencies and personal attributes from which the Board could benefit.

In consultation with the Executive Chair and Chief Executive Officer, and with the support of external consultants, the Chair of the Corporate Governance and Nominating Committee identifies potential director candidates possessing the required skills, competences, and personal attributes. The potential director candidates undergo a rigorous interview process with external consultants, the Executive Chair, Chief Executive Officer, the Chair of the Corporate Governance and Nominating Committee and other Board members. Any selection discussions are made with input and recommendation from the Chair of the Corporate Governance and Nominating Committee, Executive Chair, and Chief Executive Officer. The Corporate Governance and Nominating Committee then makes a formal recommendation to the Board where it is decided by resolution to approve the new director.

Board Diversity

Diversity enhances culture and creates value for employees, customers, shareholders and other stakeholders. The Company believes that increasing Board diversity to reflect its customers and the communities they live in is crucial. To that end, the Corporate Governance and Nominating Committee takes into account factors such as gender and cultural diversity, with a view to ensuring that the Board benefits from a broader range of perspectives and relevant experience. Diversity considerations form an integral part of the Company’s skills matrix analysis (discussed above) and in addition to merit, diversity is an essential factor in the selection process for new directors, including representation of women and minorities.

At this time, the Board has not adopted a formal diversity policy or targets for director positions. The Company believes that it can achieve appropriate gender and cultural diversity through its director nomination and selection process without the imposition of a formal policy or diversity targets. As a long-standing diverse employer that promotes and supports a culture of inclusion, it fully appreciates the benefits of leveraging a diverse range of skills and perspectives. In particular, the Corporate Governance and Nominating Committee considers the level of representation of women on the Board by overseeing the selection process and ensuring that sufficient women and other diverse candidates are included in the pool of potential candidates for consideration.

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The Corporate Governance and Nominating Committee believes the 16 nominees for election to the Board reflect an appropriate diversity of gender, culture, experience and expertise to service the best interests of the Company and its stakeholders. The director nominees for the January 11, 2018 Annual General Meeting include three females, representing 3 out of 12 (25%) of the independent director nominees and 3 out of 16 (19%) of all director nominees.

Orientation and Continuing Education

The Corporate Governance and Nominating Committee is responsible for the orientation of new directors and ongoing education initiatives for all members of the Board. The orientation includes an overview of the Company’s history and operations, a review of industry conditions and competition and an introduction to the Company’s management team.

All directors have regular access to senior management to discuss Board presentations and matters of interest as the senior management team is invited to attend board meetings and engage in active discussion with board members on topics presented. Most of the directors also sit on other boards which enables them to bring that experience to the functions of the Company’s board.

The Board members are expected to be informed about issues affecting the Company’s business, governance and other related issues. In this regard, the Company undertakes ongoing education initiatives at the Board level. Director education requirements are overseen by the Corporate Governance and Nominating Committee. In recognition of the rapidly changing technology and competitive environment, the Board receives regular updates from management on strategic developments (generally eight times per year) and presentations are given at regularly scheduled meetings or at dedicated strategic planning meetings. Presentation topics are proposed by management or requested by Board members. The presentations are made by internal and external experts on a wide range of topics relevant to the current and future direction of the Company. Topics covered in fiscal 2017 included: the competitive landscape in our business divisions, including Consumer, Business Network Services, and Business Infrastructure Services; the presentation of the updated strategic plan; spectrum requirements for the wireless business and to enhance the Company’s converged network strategy; the disposition of the Business Infrastructure Services division and ensuring the Company maintains holdings of assets consistent with and complimentary to its growth profile; network optimization and convergence; and the evolving regulatory environment and the Company’s approach to regulatory changes and other corporate initiatives. Site visits to the Company’s facilities are arranged periodically. The Company also has a director education policy by which funding can be made available for attendance by directors at external programs. A list of meetings in fiscal 2017 where educational and strategic topics were covered is set out in the table below.

Educational and Strategic Topics	Attendees	Timing
Senior management presentation on performance and emerging issues	Full Board	Quarterly

Corporate governance updates on new requirements and emerging issues and practices	Corporate Governance and Nominating Committee	Quarterly

Changes in generally accepted accounting principles	Audit Committee	Quarterly

Compensation trends and benchmarking	Human Resources and Compensation Committee	Quarterly

Strategic Planning meetings:	Full Board	April 2017 October 2016
Topics covered included:

• competitive landscape in our business divisions;
• the presentation of the updated strategic plan;
• spectrum requirements for the wireless business and to enhance the Company’s converged network strategy;
• the disposition of the Business Infrastructure Services division and ensuring the Company maintains holdings of assets consistent with and complimentary to its growth profile;
• network optimization and convergence; and
• the evolving regulatory environment and the Company’s approach to regulatory changes and other corporate initiatives.

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Board and Committee Assessments

The Corporate Governance and Nominating Committee reviews the effectiveness of the Board, its committees and individual directors. As part of this assessment of the effectiveness of the board, board renewal is considered. The Corporate Governance and Nominating Committee conducts an annual survey of each of the directors by a confidential questionnaire that addresses the effectiveness of the operation of the Board and the committee(s) of which the director is a member, board culture and director self-evaluation. The survey results are compiled by an outside consultant and strengths and areas which might be strengthened are summarized. The Corporate Governance and Nominating Committee reviews recommendations arising out of the evaluations and makes recommendations as it considers appropriate. The results of the survey are shared with the Board.

Review of Charters

Each of the Audit Committee and the Human Resources and Compensation Committee annually review their committee charters and recommend any changes to the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee considers these recommendations and annually reviews the charters for each of the Board committees and the mandate of the Board and recommends any changes to the Board for consideration and approval.

Chair

The mandate of the Corporate Governance and Nominating Committee outlines the chair’s responsibilities, which include: organizing the committee’s affairs, chairing its meetings, providing guidance to the members, retaining outside experts as required and reporting to the Board on the committee’s work.

5.	Human Resources and Compensation Committee

The Human Resources and Compensation Committee is comprised of Willard H. Yuill (Chair), Lynda Haverstock, Gregg Keating and JC Sparkman. Each member of the Human Resources and Compensation Committee is an independent director.

A copy of the Human Resources and Compensation Committee charter is available on the Company’s website www.shaw.ca.

Duties

The Human Resources and Compensation Committee is responsible for overseeing the Company’s significant human resource strategies and periodically reviewing the Company’s compensation philosophy and material strategies and policies and the effectiveness thereof. The Human Resources and Compensation Committee also approves the appointment of senior management recruited from outside the Company, as well as the promotion of senior management within the Company. In this regard, the Human Resources and Compensation Committee’s duties include to:

•	review and approve responsibilities, performance criteria and incentive compensation targets and assess performance for senior executives;
•	assess the long-term and short-term incentive plans to ensure that they do not incent risk-taking beyond the Company’s risk tolerance;
•	review and approve employee benefits plans, equity-based plans and retirement plans;
•	review the succession planning and talent management program and ensure that appropriate programs are in place to manage succession, recruitment and retention of senior management;
•	review and approve the terms of engagement of compensation consultants;
•	review and monitor occupational health and safety programs; and
•	review programs to address employment equity, employee engagement and employee relations.

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Compensation of Management

In respect of management, the Human Resources and Compensation Committee is responsible for ensuring that appropriate and effective human resource recruitment, development, compensation, retention, succession planning (including appointing, training and monitoring senior management) and performance evaluations programs are developed and implemented in conformity with the Company’s strategic objectives and with a view to attracting and retaining the best qualified management and employees. The committee annually reviews, approves and reports to the Board on the compensation of the senior executives of the Company, and recommends for approval by the Board compensation for the NEOs. The performance of the Company and its individual executive officers during the fiscal year is taken into consideration when the Committee conducts its annual executive compensation review. The Committee also takes into consideration the compensation of similar positions within the Company’s comparator group to ensure that the level of executive compensation is competitive and effective in attracting and retaining outstanding executive talent.

Chief Executive Officer

The Human Resources and Compensation Committee: (1) reviews and approves the responsibilities of the Chief Executive Officer; and (2) monitors the corporate objectives that the Chief Executive Officer is responsible for meeting on an annual basis and regularly reviews whether such objectives are being met in alignment with the Company’s objectives and strategic plan.

Succession Planning

At least annually, the Human Resources and Compensation Committee reviews with management its program for succession planning. This program identifies high performers as well as successors for key positions for all roles from director level to the Chief Executive Officer. The Human Resources and Compensation Committee also oversees the Company’s talent development and formal leadership programs.

Compensation of the Board

In respect of the Board, the Human Resources and Compensation Committee is charged with the responsibility of reviewing the adequacy and form of the compensation of directors. It considers time commitment, responsibilities and fees paid by the Company’s peer group in determining remuneration to ensure the Company continues to retain and attract the best individuals. Directors receive their compensation in the form of cash, DSUs or a combination of cash and DSUs.

Compensation Consultants

From time to time, the Human Resources and Compensation Committee retains independent human resources consultants to provide expert advice and opinions on compensation and other matters. In fiscal 2016 and 2017, the Company retained Willis Towers Watson to provide director and senior executive compensation services. (For fee detail, see “Statement of Compensation – Engagement of Compensation Consultant”.)

Diversity in Executive Officer Positions

Diversity is integral to the Company’s continued growth and success. We believe a more diverse workforce leads to stronger financial performance by representing the customers and communities that we serve in Canada. In addition to the value the Company sees in Board diversity (as described under “Committees of the Board – Corporate Governance and Nominating Committee – Board Diversity”), the Company also recognizes the benefit of diversity throughout all levels of the organization, including at the executive officer level. The Company is actively engaged in promoting diversity to enrich its culture and foster innovation through diversity of thought and perspective, and embedding it into the broader talent management programs in order to deliver and drive business results.

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The Company’s diversity program focuses on under-representation of employees that are women, visible minorities, indigenous, or people with disabilities. The Company’s current initiatives are: (1) the hiring and retention of talented employees through work placement programs and establishing recruitment partnerships to attract diverse candidates, (2) incorporating diversity awareness through the Company’s leadership development, on-boarding and other programs, and (3) enhancing the Company’s internal communications to raise diversity awareness and remove unconscious biases. To monitor the program’s effectiveness, the Company uses diversity metrics to measure its progress quarterly and strives to ensure the Company is an equitable workplace representative of the customers and communities we serve in Canada.

At this time, Shaw has not adopted a formal diversity policy or targets for the representation of women at the executive officer level. Shaw believes arbitrary targets are a weak substitute for a consistently applied recruitment policy that encourages an inclusive and diverse workplace, which includes considering the representation of women in executive officer positions. When considering potential candidates for executive officer positions, the Company considers both gender and cultural diversity, recognizing the importance of having an executive team representing different skills and perspectives.

Currently women comprise 5 out of 19 (26%) of the Company’s senior leadership team (senior vice president level and above). By broadening diversity initiatives across the Company and into the business plans and strategies, the Company strives to be an industry leader in diversity while achieving operational excellence.

Chair

The mandate of the Human Resources and Compensation Committee outlines the chair’s responsibilities, which include: organizing the committee’s affairs, chairing its meetings, providing guidance to the members, retaining outside experts as required and reporting to the Board on the committee’s work.

6.	Executive Committee

The Executive Committee is comprised of JR Shaw (Chair), Adrian I. Burns, Michael W. O’Brien, Paul K. Pew, Bradley S. Shaw and JC Sparkman. Each of Adrian I. Burns, Michael W. O’Brien, Paul Pew and JC Sparkman is an independent director.

A copy of the Executive Committee charter is available on the Company’s website at www.shaw.ca.

The Executive Committee carries out all matters that may be specifically and lawfully delegated to it by the Board. In particular, the Executive Committee exercises the powers of the Board in circumstances where, following initial approval of a matter by the full Board, the Board delegates approval of certain aspects to the Executive Committee. Matters reviewed and approved by the Executive Committee are in most circumstances referred back to the full Board for ratification, confirmation and approval at the next meeting of the Board.

Chair

The mandate of the Executive Committee outlines the chair’s responsibilities, which include: organizing the committee’s affairs, chairing its meetings, facilitating the Executive Committee’s interaction with management, the Board and other committees of the Board and providing guidance to the members.

7.	Corporate Governance Policies

Business Conduct Standards

The Company has adopted a set of Business Conduct Standards, which apply to all directors, officers and employees of the Company. Business Conduct Standards are available on SEDAR at www.sedar.com and on the Company’s website at www.shaw.ca. The Corporate Governance and Nominating Committee, with the assistance of the Company’s Business Conduct Standards Committee (a committee of management

Proxy Circular Shaw Communications Inc.	49

representatives from each of the Consumer, Business Network Services, Wireless, Human Resources and Legal departments which meets regularly throughout the year), is responsible for monitoring compliance with the Business Conduct Standards and for approving waivers of such standards. No such waivers for directors or officers of the Company have been granted as of the date hereof.

The Company’s Business Conduct Standards address such matters as conflicts of interest, confidential information, and the protection and proper use of the Company’s assets. The Business Conduct Standards also include procedures for the submissions of complaints or concerns that employees may have regarding compliance with corporate policies or applicable laws or with respect to accounting, internal control and auditing matters. All new directors, officers, employees and certain contractors are required to receive an orientation about the Business Conduct Standards when they commence their engagement with the Company.

The Board monitors compliance with the Business Conduct Standards through the Corporate Governance and Nominating Committee and the Audit Committee, with the assistance of the Company’s Business Conduct Standards Committee. Each such Board committee receives updates on matters relating to the Business Conduct Standards that are relevant to it.

No material change reports have been filed since the beginning of the Company’s most recently completed financial year that pertain to any conduct of a director or executive officer that constitutes a departure from the Business Conduct Standards.

Related Party Transaction Policy

Transactions or agreements in respect of which a director or executive officer of the Company has a material interest are subject to the Related Party Transaction Policy. For any such transactions or agreements, the director or officer is required to disclose his or her interest in accordance with the Related Party Transaction Policy, the Business Conduct Standards and the Business Corporations Act (Alberta). When applicable, he or she is required to excuse him or herself from any consideration or vote relating to such transaction or agreement.

At each quarterly meeting, each of the Audit Committee and the Corporate Governance and Nominating Committee reviews the fairness of any potential transactions in which a director or officer of the Company may be involved or connected, if any.

Communications Policy

The Company has adopted corporate disclosure guidelines with respect to the dissemination of material information in a timely manner to all shareholders in accordance with applicable securities laws. Under such guidelines, the Board, upon recommendation of the Audit Committee, approves annual and quarterly reports to shareholders, as well as other material public communications.

All quarterly and annual financial statements, material press releases, investor presentations and other corporate governance-related materials are posted immediately on the Company’s website. With respect to the release of its quarterly financial results, the Company provides Internet and telephone conference call access to interested parties.

Investor enquiries receive a response through the Finance department of the Company or through an appropriate officer of the Company.

50	Shaw Communications Inc. Proxy Circular

DIRECTOR APPROVAL

The contents and sending of this proxy circular have been approved by the Board of Directors of the Company.

(signed) Peter A. Johnson

Executive Vice President, Chief Legal and Regulatory Officer

November 27, 2017

Proxy Circular Shaw Communications Inc.	51

EXHIBIT A

SHAW COMMUNICATIONS INC.

BOARD OF DIRECTORS MANDATE

This Mandate of the Board of Directors (the “Board”) of Shaw Communications Inc. (the “Corporation”) was adopted October 23, 2014.

I.	Mandate

The Board has responsibility for supervising and overseeing management of the business and affairs of the Corporation consistent with its powers and obligations under the Business Corporations Act (Alberta) (the “ABCA”) and under other legal and regulatory requirements applicable to a corporation that is a reporting issuer in Canada and the United States and whose securities are listed on the Toronto Stock Exchange and the New York Stock Exchange.

In this regard, the Board shall, in accordance with the Corporation’s Articles and By-laws:

•	manage the business and affairs of the Corporation;
•	act honestly and in good faith with a view to the best interests of the Corporation; and
•	exercise the care, diligence and skill that reasonably prudent people would exercise in comparable circumstances.

The Board will fulfill its mandate primarily by carrying out the responsibilities and duties set forth in Section IV of this Mandate.

II.	Composition

Pursuant to the terms of the Articles of the Corporation, the Board shall consist of a minimum of 8 and a maximum of 20 directors.

The Board shall be comprised of a majority of directors that meet the independence, expertise and other membership requirements under applicable laws and any other applicable policies established by the Board.

The members of the Board shall be elected annually by shareholders of the Corporation or as otherwise provided by the Articles. Each member of the Board shall serve until the next annual general meeting of shareholders of the Corporation or until his or her earlier resignation or removal from the Board.

The Chair of the Board shall be appointed by the Board from among its members and shall carry out the responsibilities and duties set forth in Section VI of this Mandate.

The Board may also appoint, from time to time, an independent Lead Director from among its members to serve for a term of five to seven years. The Lead Director will provide leadership to the independent directors of the Board and carry out the responsibilities and duties set forth in Section VII of this Mandate.

III.	Meetings

The Board shall meet at least quarterly and more frequently as circumstances require or as requested by a member of the Board or a senior officer of the Corporation.

Notice of each meeting of the Board shall be given to each member of the Board as far in advance of the time for the meeting as practicable, but in any event, not later than 24 hours preceding the time of the meeting (unless waived by all members of the Board). Each notice of meeting shall state the nature of the business to be transacted at the meeting in reasonable detail and to the extent practicable, be accompanied by copies of documentation to be considered at the meeting.

A quorum for the transaction of business at a meeting shall consist of not less than a majority of the members of the Board. Members of the Board may participate in any meeting by means of such telephonic, electronic or other communication facilities as permit all persons participating in the meeting to communicate adequately with each other, and a member participating by any such means shall be deemed to be present at that meeting.

Senior management of the Corporation and other parties may attend meetings of the Board, as may be deemed appropriate by the Board. The Board shall schedule in camera independent director sessions to be held in conjunction with each Board meeting. The independent directors may also meet in camera at other appropriate times. The Lead Director shall chair in camera independent director sessions.

Minutes shall be kept of all meetings of the Board (other than in camera sessions) and shall be signed by the Chair and Secretary of the meeting.

IV.	Responsibilities and Duties of the Board

To fulfill its mandate, the Board shall be charged with the specific responsibilities and duties set out in this Section IV. To the extent permissible under applicable law and the Corporation’s Articles and By-laws, the Board may delegate such responsibilities and duties to committees of the Board constituted in accordance with Section V of this Mandate.

While the ABCA and Corporation’s By-laws provide that the Board shall “manage the business and affairs” of the Corporation, the Board operates by delegating certain of its authorities to management of the Corporation and by reserving certain powers to itself.

In this regard, the Board expects management of the Corporation, including the Chief Executive Officer (the “CEO”) and other senior executives of the Corporation, to provide day-to-day leadership and management of the Corporation and to achieve the overall objectives and policies established by the Board. In particular, the CEO is expected to lead the Corporation and to formulate corporate strategies and policies that are presented to the Board for approval. The Board approves the strategies of the Corporation and the objectives and policies within which it is managed, and then evaluates the performance of the CEO and management. Reciprocally, the CEO and management shall keep the Board fully informed, in a timely and candid manner, of the progress of the Corporation towards the achievement of the goals, objectives or policies established by the Board. Once the Board has approved the strategies and policies, it shall act in a unified and cohesive manner in supporting and guiding the CEO and senior management of the Corporation.

The Board’s principal responsibilities and duties fall into the general categories described below.

1.	Selection and Oversight of Management

The Board has the responsibility to:

•	select and appoint the CEO and senior management of the Corporation;
•	review the performance of the CEO and senior management;
•	approve the compensation of the CEO and senior management;
•	ensure that plans have been made for management succession, training and development;
•	provide advice and counsel to the CEO and senior management in the execution of their duties; and
•	satisfy itself as to the integrity of the CEO and senior management, and
•	ensure that such officers create a culture of integrity throughout the Corporation.

2.	Strategic Planning

The Board has the responsibility to:

•	review and approve the Corporation’s long-term strategic objectives and monitor the Corporation’s progress in reaching such strategic objectives;

•	review and approve the business plans, consolidated budgets and other similar plans of the Corporation on an annual basis and monitor the implementation of such plans;
•

review and approve significant strategic transactions that are not considered to be in the ordinary course of business as well as other items of significance, including significant acquisitions, dispositions and financings; and

•	identify and review other matters of significance that require approval or input of the Board.

3.	Monitoring and Acting

The Board has the responsibility to:

•

identify and assess the principal risks inherent in the business activities of the Corporation and ensure that management takes all reasonable steps to implement appropriate systems to manage such risks;

•	ensure that management implements and maintains effective internal controls over financial reporting, disclosure controls and procedures and management information systems;
•

develop, review and monitor the Corporation’s approach to corporate governance, including developing the Corporation’s corporate governance guidelines and measures for receiving shareholder feedback; and

•	adopt and monitor compliance with, a code of business conduct applicable to directors, officers and employees of the Corporation.

4.	Reporting

The Board has the responsibility to:

•

ensure that the operational and financial performance of the Corporation, as well as any developments that may have a significant and material impact on the Corporation, are adequately reported to shareholders, regulators and stakeholders on a timely and regular basis;

•	ensure that the financial performance of the Corporation is reported fairly and in accordance with the Corporation’s disclosed accounting principles and applicable laws and regulations; and
•	develop, implement and oversee a disclosure policy to enable the Corporation to communicate effectively with its shareholders and other stakeholders.

5.	Legal Requirements

The Board is responsible for ensuring overall compliance with legal and regulatory requirements applicable to the Corporation.

The Board also has the responsibility for considering, as a full Board, the following matters that in law may not be delegated to management of the Corporation or to a committee of the Board:

•	any submission to shareholders of the Corporation of a question or matter requiring their approval;
•	filling of a vacancy among the directors or in the office of auditors of the Corporation;
•	issuance of securities;
•	declaration of dividends;
•	purchase, redemption or any other form of acquisition of shares issued by the Corporation;
•

payment of a commission to any person in consideration of such person purchasing or agreeing to purchase shares of the Corporation from the Corporation or from any other person, or procuring or agreeing to procure purchasers for any such shares;

•	approval of management proxy circulars;
•	approval of any take-over bid circular or directors’ circular;
•	approval of annual financial statements, management discussion and analysis and annual information forms; and
•	adoption, amendment or repeal of the By-laws.

6.	Board Functioning

The Board has the responsibility to:

•	manage its own affairs, including developing its own agendas and procedures;
•	consider, on an annual basis, the composition and size of the Board and its impact, if any, on the Board’s effectiveness;
•	identify and approve prospective nominees to the Board;
•	ensure that there is a comprehensive orientation session for directors, as well as other continuing education opportunities;
•	regularly assess the effectiveness and contribution of the Board, its committees and each individual director;
•	determine the compensation of directors; and
•	otherwise establish and review its own policies and practices from time to time.

V.	Committees of the Board

The Board may establish committees of the Board and delegate its duties and responsibilities to such committees, where legally permissible. The Board shall appoint the members to any such committee and shall oversee their performance.

In accordance with applicable laws, policies and guidelines of securities regulatory authorities, the Board shall appoint the following standing committees, each comprised of at least a majority of independent directors:

•	Audit Committee;
•	Corporate Governance and Nominating Committee; and
•	Human Resources and Compensation Committee.

In addition, the Board has appointed an Executive Committee. The Executive Committee will have not fewer than a majority of independent directors.

VI.	Terms of Reference for the Chair

To fulfill his or her responsibilities and duties, the Chair of the Board shall:

•	facilitate the effective operation and management of, and provide leadership to, the Board;
•	act as chair of meetings of the Board;
•	assist in setting the agenda for each meeting of the Board and in otherwise bringing forward for consideration matters within the mandate of the Board;
•	facilitate the Board’s interaction with management of the Corporation;
•	act as a resource and mentor and provide leadership for other members of the Board; and
•	perform such other duties and responsibilities as may be delegated to the Chair by the Board from time to time.

VII.	Terms of Reference for Lead Director

The Lead Director will facilitate the functioning of the Board independently of the Corporation’s management and will also maintain and enhance the quality of Shaw’s corporate governance practices.

The Lead Director will:

•	in conjunction with the Corporate Governance and Nominating Committee of the Board, provide leadership to ensure that the Board functions independently of management of the Corporation;
•	act as chair of in camera independent director sessions and, in the absence of the Executive Chair and the Vice Chair, act as chair of meetings of the Board;

•	recommend, where necessary, the holding of special meetings of the Board;
•	review with the Executive Chair and Chief Executive Officer items of importance for consideration by Board;
•

as may be required from time to time, consult and meet with any or all of Shaw’s independent directors at the discretion of either party and with or without the attendance of the Executive Chair, and represent such directors in discussions with management of the Corporation on corporate governance issues and other matters;

•	serve as Board ombudsman, so as to ensure that questions or comments of individual directors are heard and addressed;
•

with the Corporate Governance and Nominating Committee, ensure that the Board, committees of the Board, individual directors and senior management of the Corporation understand and discharge their duties and obligations under the Corporation’s system of corporate governance;

•	mentor and counsel new members of the Board to assist them in becoming active and effective directors;
•	with the Corporate Governance and Nominating Committee, facilitate the process of conducting director evaluations;
•	with the Corporate Governance and Nominating Committee, promote best practices and high standards of corporate governance; and
•	perform such other duties and responsibilities as may be delegated to the Lead Director by the Board from time to time.

VIII.	Terms of Reference for Individual Directors

As a member of the Board, each director will act honestly, in good faith and in the best interests of the Corporation. Each director will exercise the care, diligence and skill of a reasonably prudent person and will fulfill all legal and fiduciary obligations of a director.

1.	General

Each director is expected to:

•	act and speak honestly and with integrity;
•	demonstrate high ethical standards;
•	support principled and ethical business practices and a culture of integrity;
•	maintain a solid understanding of the role, responsibilities and duties of a director;
•	understand conflict of interest issues and declare real or perceived conflicts;
•	be an effective ambassador and representative of the Corporation; and
•	comply with applicable laws, the Corporation’s Articles, By-laws, business conduct standards and other policies.

2.	Skills and Experience

Each director shall:

•	demonstrate skills and experience that are complementary to other directors of the Board and that are valuable in light of the Corporation’s business and strategic direction;
•	develop and maintain a strong understanding of the Corporation’s business, operations, products, financial position, industry and markets;
•	apply his or her knowledge, experience and expertise to issues confronting the Corporation;
•	participate in on-going training and continuing education as may be required or desirable; and
•	serve as a helpful resource to the Board and to management, where necessary or appropriate.

3.	Preparation, Attendance and Availability

Each director shall:

•	maintain an excellent attendance record for meetings of both the Board and committees of the Board;
•

prepare for meetings of the Board and committees of the Board, by reading reports and background materials and by otherwise preparing in a manner that will assist the director in evaluating and adding value to meeting agenda items;

•	be available and accessible to other members of the Board and to management of the Corporation, as needed; and
•	have the necessary time and commitment to fulfill all responsibilities as a member of the Board and committees of the Board.

4.	Communication and Interaction

Each director shall:

•	participate fully and frankly in Board deliberations and discussions and contribute meaningfully and knowledgeably to Board discussions;
•	work effectively with, and be collegial and respectful towards, fellow directors and management of the Corporation;
•	encourage free and open discussion by the Board with respect to the business and affairs of the Corporation;
•	communicate with the Chair and Chief Executive Officer of the Corporation, as appropriate, including when planning to introduce significant or new information or material at a meeting of the Board;
•	act and speak independently and exercise independent judgment; and
•	respect confidentiality.

5.	Committee Work

Each director is expected to:

•	participate as a member of a committee of the Board, when requested; and
•	become knowledgeable about the purpose and objectives of any committee of the Board on which the director serves.

IX.	Resources

The Board shall have the authority to retain legal, accounting and other outside consultants and advisors to advise it. The Board shall also implement a system whereby individual directors may engage an outside advisor, at the expense of the Corporation, to provide consultation and advice in appropriate circumstances.